Exhibit 10.15

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

Johns Hopkins University and Rumpus VEDS, LLC

JHU Agreement Number A36035

This AGREEMENT is entered into by and between the Johns Hopkins University (“JHU”), a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 and Rumpus VEDS, LLC, (“LICENSEE”), a Delaware limited liability company having an address at 300 Brookside Avenue, Building 4, Suite 125, Ambler, Pennsylvania 19002 and is effective on the 20th day of December, 2019 (“EFFECTIVE DATE”).

RECITALS

A.

JHU owns, by assignment or otherwise from members of its faculty and staff, certain valuable inventions, know-how, data, material, as specified in Exhibit A-1, which JHU desires to have commercialized to make useful products and services available for the benefit of the public, including members of undeveloped countries and poor populations, as soon as possible, in accordance with JHU’s mission and purpose.

B.

Dr. Harry C. Dietz is an employee of Howard Hughes Medical Institute (“HHMI”) and has assigned his rights in the LICENSED RIGHTS to HHMI and such HHMI rights have been assigned to JHU, subject to certain rights retained by HHMI.

C.

JHU and Rumpus Therapeutics, LLC a Delaware corporation having an address at 300 Brookside Avenue, Ambler, Pennsylvania 19002 (“OPTIONEE”) entered into an option agreement (A34852) on December 15, 2018 and OPTIONEE subsequently exercised the option on November 8, 2019.

D.	LICENSEE is an AFFILIATE start-up entity formed through the actions of OPTIONEE.

E.

LICENSEE desires to obtain certain rights in accordance with this AGREEMENT so that it may develop, manufacture, use and/or distribute certain products and services for public use and benefit as soon as possible.

The parties agree, with the intent to be legally bound, as follows:

1.	DEFINITIONS AND SCOPE

Capitalized terms have the meanings provided by Exhibit B or as defined in the body of this AGREEMENT.

2.	GRANT OF LICENSES

2.1.

Grant of Exclusive Patent License. Subject to this AGREEMENT, JHU grants LICENSEE an exclusive license under the LICENSED PATENTS to make, have made, use, have used, import, export, offer to sell and sell and otherwise commercially exploit LICENSED PRODUCTS in the LICENSED TERRITORY and FIELD OF USE and to grant SUBLICENSES.

2.2.

Grant of Non-Exclusive Right to Use Data, Know-How, Materials. JHU grants LICENSEE a non-exclusive right to use the LICENSED DATA, LICENSED KNOW- HOW, or LICENSED MATERIALS existing as of the EFFECTIVE DATE of this AGREEMENT and as identified in and subject to restrictions identified in Exhibit A-1.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

This right to use is granted solely to LICENSEE to permit LICENSEE to develop and commercialize LICENSED PRODUCTS in the LICENSED TERRITORY in the FIELD OF USE.

2.3.

Affiliate Rights and Obligations. The LICENSED RIGHTS granted herein extend to AFFILIATES, except that AFFILIATES may not grant SUBLICENSES to non- AFFILIATE without prior written notice to JHU, and JHU’s written consent (such consent not to be unreasonably withheld) for as long as LICENSEE has exclusive rights under this AGREEMENT. An AFFILIATE that exercises rights under this AGREEMENT shall automatically be bound by all terms and conditions of this AGREEMENT, including but not limited to indemnity and insurance provisions and the obligation to pay ROYALTIES. All acts or omissions by an AFFILIATE shall be considered acts or omissions of LICENSEE, which is, and shall remain, liable for them.

2.4.

Sublicense Notification. LICENSEE shall provide a complete and unredacted copy of each SUBLICENSE to JHU within thirty (30) days of execution. Each SUBLICENSE shall (i) expressly reference this AGREEMENT and declare void and unenforceable against JHU any terms contrary to this AGREEMENT; (ii) prohibit sublicensing by the SUBLICENSEE without the prior consent from JHU at least thirty (30) days prior to execution of any such sublicense; (iii) expressly incorporate the Sections (inclusive of subsections) of this AGREEMENT numbered 4, 5, 6, 7, 8, 9, 10, 11, and 12 for the benefit of JHU and, as applicable, HHMI and the HHMI Indemnitees, including, without limitation, the obligations, terms and conditions regarding indemnification, insurance and HHMI’s third party beneficiary status; and (iv) acknowledge JHU as a third party beneficiary of the SUBLICENSE having the right to audit and enforce its terms and (v) expressly require SUBLICENSEE to provide LICENSEE diligence reports on an annual basis for the express purpose of providing those SUBLICENSEE diligence reports to JHU. In addition, each SUBLICENSE shall provide for its own immediate termination or expiration upon termination or expiration of this AGREEMENT, unless LICENSEE’s entire right and interest in such SUBLICENSE (including all rights to receive ROYALTIES and other payments) is assigned in writing to JHU with JHU’s consent, which shall not be unreasonably withheld or delayed. Failure to comply with the requirements of this Section 2.4 shall cause any purported SUBLICENSE to be void.

2.5.

Retained Research and Publication Rights. JHU retains the right, on behalf of itself, its faculty and staff and non-profit academic or research institutions to whom JHU extends such rights, to practice and use any LICENSED RIGHTS described in Exhibit A-1 for any non-commercial, non-profit, academic research or educational purpose, including sponsored research and collaborations with commercial entities JHU also retains its rights to practice the LICENSED RIGHTS for educational or non-profit purposes through assessment and treatment of patients at Johns Hopkins Health System/JHU institutions.

2.6.

Government Rights. LICENSED PATENTS arising from research funded in whole or part by the United States government are subject to the Bayh Dole Act and its implementing regulations (35 U.S.C. §§ 200-204, 37 CFR Part 401) (collectively, “Bayh Dole Obligations”), including requirements to take effective steps in a reasonable time to achieve practical application of the LICENSED PATENTS in the FIELD OF USE and to assure LICENSED PRODUCTS sold or produced in the United States be “manufactured substantially in the United States.” LICENSEE shall comply with, and cooperate with JHU in assuring compliance with the Bayh Dole Obligations. JHU’s obligations under Title 35 Sections 200-204 of the United States Code include the grant of an irrevocable, non-exclusive, nontransferable, royalty-free worldwide license to LICENSED PATENTS by JHU to the United States government, and a statement of United States government patent rights on all LICENSED PATENTS. All determinations of federal research funding involvement will be made by JHU, and JHU’s reasonable determination shall be honored by LICENSEE.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

2.7.

Howard Hughes Medical Institute’s Retained License. LICENSEE acknowledges that it has been informed that the LICENSED RIGHTS, identified in Exhibit A-1, including, without limitation, related KNOW-HOW and MATERIALS, were developed, at least in part, by HHMI employees and that HHMI has a fully paid-up, non-exclusive, irrevocable, worldwide license to exercise any intellectual property rights with respect to said LICENSED RIGHTS for research purposes, with the right to sublicense to non-profit and governmental entities, but with no other rights to assign or sublicense (the “HHMI License”). This License is explicitly made subject to the HHMI License.

2.8.	Humanitarian Rights and Obligations.

2.8.1.

The parties will cooperate such that essential medicines developed under this AGREEMENT can be made available in LEAST DEVELOPED COUNTRIES. JHU agrees to consider reasonable requests of LICENSEE for a commensurate reduction of payment obligations to JHU to facilitate the availability of LICENSED PRODUCTS in such countries.

2.8.2.

JHU retains the right to grant rights to manufacture, use, distribute, sell and import the LICENSED RIGHTS described in Exhibit A-1 to a QUALIFIED HUMANITARIAN ORGANIZATION for HUMANITARIAN PURPOSES, provided that any such grant shall expressly prohibit the manufacture, use, distribution, sale or importation of any LICENSED PRODUCT in a country other than a LEAST DEVELOPED COUNTRY. Prior to granting such rights, JHU will notify LICENSEE, which shall have the first right to grant such rights to such QUALIFIED HUMANITARIAN ORGANIZATION.

2.9.

Commercial Development Sublicenses. In the event LICENSEE is unable or unwilling to develop a LICENSED PRODUCT for an unserved market, use, indication or territory, upon JHU’s request, LICENSEE shall negotiate with one or more potential sublicensees identified by JHU to authorize development of such product. LICENSEE shall not, however, be obligated to enter into a sublicense that poses a material risk to the successful development and commercialization of LICENSED PRODUCTS by LICENSEE.

2.10.

Exclusions. Nothing in this AGREEMENT imposes obligations on JHU or grants rights in any JHU technology, intellectual property or other assets except as expressly identified in this AGREEMENT. Except as specifically provided in this AGREEMENT, JHU does not have any obligation to provide to LICENSEE any know how, inventions, data, materials, or assistance.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

2.11.

Improvement Notice. Subject to third party ownership obligations, if any, and the terms of this AGREEMENT, JHU will use reasonable efforts to provide LICENSEE notice in writing of each IMPROVEMENT and that it is available for licensing after its disclosure to and evaluation by Johns Hopkins Technology Ventures (the “DISCLOSURE NOTICE”).

3.	DILIGENCE AND DILIGENCE REPORTS

3.1.	Milestones. LICENSEE shall achieve the MILESTONES set forth in Exhibit A-3 and shall notify JHU of the achievement of each MILESTONE within thirty (30) days of achieving them.

3.2.

Extension of Diligence Milestone. LICENSEE may request, in writing, an extension of the period for achieving a diligence MILESTONE set forth in Exhibit A-3 (each a MILESTONE) by up to six months. JHU will grant the requested extension provided (i) LICENSEE has diligently pursued achievement of the MILESTONE; and (ii) LICENSEE remits with the request the milestone payment amount due upon achievement of the delayed MILESTONE. The extension of a MILESTONE shall automatically extend the deadline for subsequent MILESTONES of Exhibit A-3 respecting the same subject matter by like amount. LICENSEE may seek extensions for MILESTONES no more than three times during the TERM of this AGREEMENT.

3.3.

Diligence Reports. Annually, on or before March 1 of each calendar year, LICENSEE shall submit a Diligence Report for the prior calendar year to JHU substantially in the form attached as Exhibit D and in sufficient detail to facilitate JHU’s compliance with its Bayh Dole Obligations.

4.	FEES, ROYALTIES, MILESTONES, AND EQUITY CONSIDERATION

4.1.

Licensee’s Obligation to Pay Fees, Royalties and Other Payments. As partial consideration for the rights granted by JHU under this AGREEMENT, LICENSEE shall pay to JHU all ROYALTIES, fees, PAST PATENT COSTS, PATENT COSTS, SUBLICENSE NON-ROYALTY CONSIDERATION, and other payments LICENSED PARTIES are required to pay JHU under this AGREEMENT. SALES, actions, or omissions by any LICENSED PARTY are deemed to be SALES, ACTIONS, or omissions of LICENSEE.

4.2.

Upfront License Fee. LICENSEE shall pay to JHU a nonrefundable UPFRONT LICENSE FEE as specified in Exhibit A-2. The UPFRONT LICENSEE FEE paid by LICENSEE to JHU shall not be credited towards any other payments LICENSEE is required to pay JHU under this AGREEMENT.

4.3.

Patent Costs. LICENSEE shall reimburse JHU for all PAST PATENT COSTS specified in Exhibit A-2. PATENT COSTS will be invoiced to LICENSEE on a rolling basis as processed by JHU or JHU’s patent counsel and are due and payable within sixty (60) days of receipt by LICENSEE. If agreed upon by JHU and LICENSEE, JHU shall arrange for patent counsel to bill PATENT COSTS directly to LICENSEE.

4.4.

Minimum Annual Royalty. On or before January 1 of each calendar year, LICENSEE shall pay JHU the MINIMUM ANNUAL ROYALTY (“MAR”) specified in Exhibit A-2. MAR payments are non-refundable and will be credited against ROYALTIES incurred by LICENSEE for the calendar year in which the MAR was due. No MAR credits will be applied to ROYALTIES incurred in prior or subsequent calendar years.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

4.5.

Royalties on Licensed Products and Reports. Within forty-five (45) days of the end of each half calendar year, LICENSEE shall pay ROYALTIES in accordance with Exhibit A-2 and submit the electronic Excel Biannual SALES & ROYALTY Report set forth in Exhibit C. ROYALTIES shall be paid on all SALES, use or manufacture of LICENSED PRODUCTS in the LICENSED TERRITORY by all LICENSED PARTIES.

4.6.	Milestone Payments. Within forty-five (45) days of achieving a MILESTONE, LICENSEE shall pay the related MILESTONE payment to JHU as specified in Exhibit A-3.

4.7.	Equity Consideration. Consideration in the form of an ownership interest (such as common stock or membership units) in LICENSEE shall be issued to JHU in accordance with Exhibit A-5.

4.8.	Patent Expiration and Royalty Adjustments.

4.8.1.	Expiration of Valid Claims. Upon expiration of all VALID CLAIMS, LICENSEE’s obligation shall be reduced by 50%.

4.8.2.

Royalty Stacking. In the event a LICENSEE pays royalties on one or more third party patents (“OTHER ROYALTIES”) as a requirement to make, use or sell a LICENSED PRODUCT, then the LICENSEE may deduct 50% of the amount paid for such OTHER ROYALTY from the NET SALES REVENUE that determines the ROYALTIES owed to JHU under this AGREEMENT. At no time, however, may the effective ROYALTY rate applicable to a LICENSED PRODUCT that requires OTHER ROYALTIES be less than 50% of the applicable ROYALTY RATE as set forth in Exhibit A-2. No deduction under this Section 4.8.2 shall be made for OTHER ROYALTIES paid to an AFFILIATE, division, or corporation sharing a common business location or any corporate officer with LICENSEE or to any SUBLICENSEE.

4.9.

Royalty Duration. LICENSEE’s obligation to pay ROYALTIES on SALES of each LICENSED PRODUCT shall remain in effect for the longer of (i) the tenth anniversary of the date of the FIRST COMMERCIAL SALE, or (ii) the expiration of all VALID CLAIMS.

4.9.1.

International Licensed Products. The duration of the LICENSEE’s obligation to pay ROYALTIES shall be determined on a country-by- country basis from the date of FIRST COMMERCIAL SALE to the date of expiration of all VALID CLAIMS.

4.10.

Sublicense Non-Royalty Consideration. LICENSEE shall pay to JHU the SUBLICENSE NON-ROYALTY CONSIDERATION as stated on EXHIBIT A-2 within sixty (60) days of receipt of SUBLICENSE NON-ROYALTY CONSIDERATION by LICENSEE.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

4.11.	Assignment Fee. LICENSEE shall pay to JHU an assignment fee as provided for in Exhibit A-4 within sixty (60) days of receipt of assignment consideration from its assignee.

4.12.	Voucher Redemption or Transfer Payments.

4.12.1.

Voucher Payment. If Licensee receives a VOUCHER and either redeems the VOUCHER or engages in a VOUCHER SALE, LICENSEE shall pay to JHU a one-time payment, subject to the terms and conditions set forth in this Section 4.12 (the “VOUCHER PAYMENT”). The VOUCHER PAYMENT shall be due within sixty (60) days following consummation by LICENSEE of a VOUCHER SALE or redemption.

4.12.2.

Notification of Intention to Redeem by Licensee. In the event that LICENSEE notifies the FDA or foreign equivalent of intention to redeem VOUCHER, including a notification of intention to redeem after the TERM, LICENSEE shall pay to JHU a payment of Ten percent (10%) of the VOUCHER TRANSFER REVENUE.

4.12.3.

Voucher Transfer. In the event that LICENSEE sells VOUCHER to a VOUCHER RECIPIENT (including any VOUCHER sold after the TERM), LICENSEE shall pay to JHU the amount of Ten percent (10%) of the VOUCHER TRANSFER REVENUE.

4.13.

Currency. All payments by LICENSEE to JHU shall be made in U.S. Dollars. Computation of conversion to U.S. Dollars from foreign currency transactions shall be made on a Biannual basis using the average exchange rate for such currency during the calendar year using the exchange rate data set forth in the Wall Street Journal (“WSJ”) during the applicable time period. If the WSJ does not publish any such rate, a comparable rate publication will be agreed upon from time to time by the Parties, and with respect to each country for which such rate is not published by the WSJ or in a comparable publication, the Parties will use the prevailing rate for bank cable transfers for such applicable period, as quoted by the leading United States banks in New York City dealing in the foreign exchange.

4.14.	Non-U.S. Taxes. LICENSEE shall pay all non-U.S. taxes imposed on all amounts payable by LICENSEE under this AGREEMENT. Such tax payments are not deductible from any payments due to JHU.

4.15.

Invoicing by JHU. Payments shall be due in accordance with this AGREEMENT regardless of whether or not invoiced by JHU. Should JHU send an invoice to LICENSEE, it may do so in electronic form via e-mail sent to the e-mail address supplied by LICENSEE from time to time, and will be deemed received by LICENSEE upon transmission.

4.16.

Purchase Orders. If at any time LICENSEE requires a Purchase Order to complete payment to JHU under this AGREEMENT or a new Purchase Order number is issued on an annual basis, LICENSEE shall provide Purchase Order No. with JHU AGREEMENT A36035 to JHTVReports@JHU.edu or other email address provided by JHTV. Alternatively, LICENSEE may inform JHU of need for or change in Purchase Order number on the electronic Excel Biannual Royalty and Sales Report.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

4.17.	Payment Methods. All payments to JHU shall be made either by check or wire transfer, in accordance with the payment instructions set forth in Exhibit A-2 as may be updated from time to time.

4.18.

Interest. Payments not received when due shall bear interest at the rate of three (3%) percentage points above the interest rate quoted by United States Federal Reserve Bank on the day for which payment is due, compounded monthly from the date due until paid in full.

5.	ROYALTY REPORTS AND ACCOUNTING

5.1.

Royalty Reports. Beginning with the FIRST COMMERCIAL SALE of a LICENSED PRODUCT, LICENSEE shall thereafter submit to JHU a Biannual Sales and Royalty Report thirty (30) days after the end of each half calendar year (even if there are no sales during that half year), along with royalty payment under Section 4.5. LICENSEE agrees to submit an electronic Excel royalty report using the electronic royalty report template provided by JHU. This report will be in the form of Exhibit C and will state the number, description, and aggregate SALES of LICENSED PRODUCTS during the completed half calendar year. This report will be in the form of Exhibit C with all indicated columns populated as they pertain to the completed half calendar year with adjustments and unusual occurrences documented.

5.2.

Accounting and Audit Rights. Each LICENSED PARTY shall maintain complete and accurate books and records, for no less than seven (7) years, relating to the rights and obligations under this AGREEMENT and any amounts payable to JHU. Such books and records shall include information sufficient to permit JHU to confirm the accuracy and completeness of any payments and reports delivered to JHU and compliance in all other respects with this AGREEMENT. Upon 30 days’ written notice from JHU, a LICENSED PARTY shall make such books and records available for inspection by JHU or its designee during normal business hours, to verify any reports, accuracy and completeness of payments and/or compliance with this AGREEMENT. In the event the inspections show an underpayment to JHU of six percent (6) or more for any half year during the period examined, LICENSEE shall bear the full cost of the inspection, which shall be due and payable (along with past due ROYALTY, ROYALTY shortfall and other payment amounts plus interest per Section 4.18 from the date that such payments should have been made to JHU) within thirty (30) days of receiving notice from JHU of the inspection results. JHU may exercise this inspection right not more than once annually.

5.3.

Statute of Limitations. Notwithstanding any applicable statute of limitation, LICENSEE agrees that it shall pay JHU for any underpayments revealed by an inspection for a period of five (5) years prior to the inspection.

5.4.

Final Royalty Report and Payment. Within ninety (90) days of termination of this AGREEMENT, each LICENSED PARTY shall submit a final written Sales and Royalty Report and pay all outstanding amounts due under this AGREEMENT.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

6.	CONFIDENTIAL INFORMATION

6.1.

Term of Confidentiality. During the TERM of this AGREEMENT and for a period of three (3) years thereafter, the parties agree that all CONFIDENTIAL INFORMATION disclosed by a party shall be maintained in confidence by the receiving party and shall not be disclosed by the receiving party to any third party unless agreed to in writing by the disclosing party or compelled by a court of competent jurisdiction; nor shall any such CONFIDENTIAL INFORMATION be used by the receiving party for any purposes other than those contemplated by this AGREEMENT.

6.2.

Standard for Confidentiality. Each party shall maintain the security of CONFIDENTIAL INFORMATION it receives from the other party by employing reasonable safeguards that are no less secure than those used to protect its own confidential records.

6.3.

Permitted Disclosures. These obligations respecting CONFIDENTIAL INFORMATION do not preclude disclosures about the existence of this AGREEMENT and amounts paid by LICENSED PARTIES as part of routinely prepared summary documents or financial reports, nor do they impede or impair JHU’s exercise of its retained research and publication rights pursuant to Section 2.5 or its reporting obligations to its Assignee or HHMI.

7.	DISCLAIMERS, LIABILITY LIMITATION

7.1.

DISCLAIMER.JHU MAKES NO WARRANTIES UNDER THIS AGREEMENT. ALL TANGIBLE AND INTANGIBLE MATTER, INTELLECTUAL PROPERTY, TECHNOLOGY, RIGHTS, DATA, KNOW-HOW, AND MATERIALS (“DELIVERABLES”) LICENSED, GRANTED, OR PROVIDED BY JHU ARE “AS IS.” JHU MAKES NO REPRESENTATIONS WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, AS TO ANY MATTER INCLUDING WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, USEFULNESS, TITLE, NONINFRINGEMENT, VALIDITY, ENFORCEABILITY, USE, UTILITY, SCOPE, OR SUCCESFUL OPERATION OF DELIVERABLES.

7.2.

LIMITS OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, SUCH AS LOSS OF PROFITS OR INABILITY TO USE DELIVERABLES, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Under no circumstances shall JHU be liable for damages in excess amounts received by JHU under this AGREEMENT during the 12 months prior to the event giving rise to the claim for damages.

8.	INDEMNITY AND INSURANCE

8.1.

JHU Indemnification. LICENSEE and each applicable LICENSED PARTY (each an “Indemnitor” and collectively “Indemnitors”) shall protect, defend, and indemnify the JHU INDEMNITEES from and against any claims, losses, or damages of third parties (i) allegedly arising from or related in any way to any act or omission of an Indemnitor performing or exercising rights granted under this AGREEMENT, or (ii) allegedly caused by or arising in any way from LICENSED PRODUCTS. Indemnitors shall pay to defend the JHU INDEMNITIES against any claim subject to this Section 8.1 with counsel reasonably acceptable to JHU, and shall pay and/or hold the JHU INDEMNITEES harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any such lawsuit, claim, demand or other action, whether or not any JHU INDEMNITEE is named as a party defendant in any such lawsuit and whether or not the JHU INDEMNITEES are alleged to be negligent or otherwise responsible for any injuries to persons or property.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

8.1.1.

Exclusions. The LICENSED PARTY Indemnification obligation as stated herein excludes: (i) claims arising solely from the practice by JHU of its retained rights under Section 2.5 of this AGREEMENT; and (ii) claims arising solely from the negligent use or administration by a JHU INDEMNITEE of a LICENSED PRODUCT (but any related claim of product liability or Indemnitor negligence shall remain subject to Indemnification).

8.1.2.

Notice, Cooperation, and Participation. JHU or a JHU INDEMNITEE shall provide LICENSEE with prompt notice of any claims subject to indemnification, and will provide reasonable cooperation in the investigation and defense of such claims. JHU shall have the right to participate in the defense of any claim with counsel of its choice and at its own expense. JHU shall have the right to approve any settlement against JHU or that imposes any liability or obligation on JHU.

8.2.

HHMI Indemnification. The Howard Hughes Medical Institute (“HHMI”), and its trustees, officers, employees, and agents (collectively, “HHMI INDEMNITEES”), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by LICENSEE from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys' fees and other costs and expenses of defense) (collectively, “Claims”), based upon, arising out of, or otherwise relating to this AGREEMENT or the use, handling, storage, or disposition of any LICENSED MATERIAL listed in EXHIBIT A-1 by LICENSEE, its AFFILIATES or SUBLICENEES or others who possess such LICENSED MATERIAL through a chain of possession leading back, directly or indirectly, to LICENSEE, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI INDEMNITEE. Notwithstanding any other provision of this AGREEMENT, LICENSEE’S obligation to defend, indemnify and hold harmless the HHMI INDEMNITEES under this paragraph will not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way. This provision shall survive any termination or expiration of this AGREEMENT.

8.3.

Insurance. LICENSEE shall, continuing throughout the TERM of this AGREEMENT and for a period of three (3) years thereafter, obtain and maintain, in full force and effect and at LICENSEE’s sole cost and expense, the insurance coverage as set forth in Exhibit E. LICENSEE shall provide written proof of such insurance coverage to JHU within 30 days of EXECUTION DATE or initial coverage, whichever is later, and each renewal thereof. This AGREEMENT and the licenses granted herein shall immediately and automatically terminate in the event LICENSEE or a LICENSED PARTY (as applicable) fails to obtain the required insurance or if the insurance lapses or is cancelled.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

8.4.	Survival. This Article 8 shall survive termination or expiration of this AGREEMENT, and shall not be subject to any limitation of liability set forth in this AGREEMENT.

9.	PATENTS

9.1.

Title and Authority. Subject to the terms of this AGREEMENT, JHU shall retain and hold title to all patents and patent applications included in the PATENT RIGHTS. JHU retains all decision-making authority but shall, pursuant to this Article 9, consult with LICENSEE with respect to patent filing and prosecution of the PATENT RIGHTS. JHU shall be responsible for, but cooperate with LICENSEE for, filing, prosecution, maintenance and management of all issued patents and pending patent applications that are subject to this AGREEMENT. JHU shall promptly and routinely report to LICENSEE on developments in respect to the prosecution of the PATENT RIGHTS and provide LICENSEE with a reasonable time period, but no less than thirty (30) days prior to a deadline for submission of a reply to a communication issued by a patent authority, and JHU will afford LICENSEE an opportunity to comment on prosecution matters, and JHU shall consider all of LICENSEE’s comments and strategy.

9.2.

Domestic Filing and Prosecution. JHU, at LICENSEE’s expense, shall have the right to file, prosecute and maintain all patents and patent applications included in the PATENT RIGHTS subject to the terms of this AGREEMENT in consultation with LICENSEE. JHU shall request its patent counsel to timely copy LICENSEE on all official actions and written correspondence with any patent office and to afford LICENSEE an opportunity to comment on prosecution matters. Failure to provide such notification may be considered by JHU to be LICENSEE’s authorization to proceed at LICENSEE’s expense. LICENSEE may elect to abandon its participation in, and rights to, a patent application or issued patent filed in the United States, provided that LICENSEE notifies JHU in writing at least thirty (30) days before any due date for any pending Office Action or matter or any maintenance fee due date in the case of an issued patent. Such election shall not relieve LICENSEE of the obligation to reimburse JHU for PATENT COSTS and PAST PATENT COSTS associated with such application that were incurred before JHU received actual notice of LICENSEE’s abandonment. Thereafter, JHU may file, prosecute, and/or maintain such patent applications or patents at its own expense and for its own benefit and any PATENT RIGHTS granted on such applications or patents shall be excluded from the LICENSED PATENTS.

9.3.

Foreign Filing and Prosecution. Upon LICENSEE’s written request and at LICENSEE’s expense, JHU will file and prosecute PATENT RIGHTS in one or more foreign jurisdictions. Subject to the terms of this AGREEMENT, JHU or its designee shall have the sole responsibility for the filing, prosecution, maintenance and management of all foreign issued patents in consultation with LICENSEE. Failure to provide such notification may be considered by JHU to be LICENSEE’s authorization to proceed at LICENSEE’s expense. Upon written notification to JHU and its patent counsel at least sixty (60) days in advance of any filing, response, or fee deadline, LICENSEE may elect to abandon its participation in, and rights to, a patent application filed in a foreign jurisdiction. Such election shall not relieve LICENSEE of the obligation to reimburse JHU for PATENT COSTS and PAST PATENT COSTS associated with such application that were incurred before JHU received actual notice of LICENSEE’s abandonment. Thereafter, JHU may file, prosecute, and/or maintain such foreign patent applications or patents at its own expense and for its own benefit and any PATENT RIGHTS granted on such applications or patents shall be excluded from the LICENSED PATENTS.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

9.4.

Common Interest. All non-public information exchanged between JHU and the LICENSED PARTIES or their respective counsel regarding preparation, filing, prosecution, and maintenance of the PATENT RIGHTS shall be deemed CONFIDENTIAL INFORMATION. In addition, the parties acknowledge and agree that, with respect to such preparation, filing, prosecution and maintenance of the PATENT RIGHTS, the interests of the parties are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The parties agree and acknowledge that they have not waived, and nothing in this AGREEMENT constitutes a waiver of, any legal privilege concerning the PATENT RIGHTS or the CONFIDENTIAL INFORMATION, including privilege under the common interest doctrine and similar or related doctrines.

9.5.	Infringement.

9.5.1.

Notification of Infringement by third party. Each party will promptly notify the other in writing in the event it discovers, receives notice of, or otherwise reasonably suspects infringement by a third party.

9.5.2.

Suits for Infringement. LICENSEE shall have the first right, at its own expense, to initiate and prosecute an infringement action against one or more third parties to enforce the LICENSED PATENTS in the FIELD OF USE in the LICENSED TERRITORY, provided that LICENSEE (i) notifies JHU at least ninety (90) days in advance of any such suit; (ii) does not file said action without the prior written consent of JHU; and (iii) carefully considers the views of JHU in making its decision whether or not to file suit. JHU may reasonably cooperate in such litigation and provide assistance in connection with such infringement action, at LICENSEE’s request, and at LICENSEE’s expense. LICENSEE: (i) shall not initiate an infringement action in the absence of a good faith belief in the infringement, validity and enforceability of the asserted claims after reasonable investigation; (ii) shall at all times keep JHU informed as to the status of the action and shall consult with JHU throughout the action; and (iii) shall at all times carefully consider the views of JHU with respect to any infringement action, including, for example, choice of litigation counsel, venue, and litigation strategy. LICENSEE shall pay to JHU fifteen percent (15%) of any monetary award, settlement or recovery, net of all reasonable LICENSEE and JHU attorneys’ fees and out-of-pocket costs and expenses paid to third parties by LICENSEE and/or JHU in connection with each suit or settlement.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

9.5.3.

JHU’s Secondary Right to Enforce. In the event LICENSEE does not initiate an infringement action within ninety (90) days after its discovery of or receiving notification of alleged infringement, JHU may initiate and prosecute such infringement action in JHU’s sole discretion, on its own behalf and at its own expense. LICENSEE shall reasonably cooperate in such litigation at JHU’s request in support of litigation as needed at its own expense. Upon initiation of an infringement action by JHU, JHU shall have the sole right to seek resolution of the alleged infringement through litigation, settlement agreement or otherwise, but will consult with LICENSEE and consider LICENSEE’s liability and risk profile within the suit. After the ninety-day period of discovery/notice has elapsed, LICENSEE shall not be permitted to transfer its rights or sublicense the LICENSED PATENTS or otherwise reach an agreement with any suspected infringer that would impact JHU’s action in any way. Any recovery from JHU’s action shall be for JHU’s sole benefit and account. All communications concerning a suit or potential suit against a third party between JHU and LICENSEE shall be treated as CONFIDENTIAL INFORMATION and are agreed to be subject to all available privileges and protections including the joint defense privilege and common interest privilege.

9.6.

Third Party Invalidity Actions. LICENSEE shall defend at LICENSEE’s expense any declaratory judgment or other action brought by a third party naming LICENSEE and/or JHU as a defendant and alleging invalidity of any of the PATENT RIGHTS unless such action is brought as a counterclaim to a suit against the third party initiated by JHU pursuant to JHU’s secondary right to enforce. JHU may, in its sole discretion and at its own expense, assume control of the defense of any third-party action, in which case LICENSEE shall cooperate fully with JHU in such defense at its own expense, provided that JHU will consider comments of the LICENSEE with respect to JHU’s defense.

9.7.

Waiver of Invalidity Claims. LICENSEE, on behalf of itself, AFFILIATEs, and SUBLICENSEEs, understands and agrees that transfer of LICENSED RIGHTS under this AGREEMENT will confer substantial benefits to them, even in the absence of one of more VALID CLAIMS. Such benefits include “early mover” advantage. In addition, LICENSEE on behalf of itself, AFFILIATEs, and SUBLICENSEEs understands and agrees that the consideration paid for LICENSED RIGHTS reflects the nature and risks of early-stage technology, and the consideration required for a license to later stage technology would be significantly higher. Accordingly, each LICENSED PARTY agrees that it shall not initiate any action or proceeding to invalidate PATENT RIGHTS and hereby waives any rights they may have to do so.

9.8.

Patent Challenges. Notwithstanding the foregoing, if a LICENSED PARTY initiates an action or proceeding challenging the validity or scope of PATENT RIGHTS or that a LICENSED PRODUCT practices the PATENT RIGHTS, the following shall apply:

a)	JHU may terminate this AGREEMENT upon written notice to LICENSEE and/or the LICENSED PARTY.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

b)	No payments or reports required by this AGREEMENT shall be suspended or delayed during any challenge to PATENT RIGHTS and no such payments shall be subject to refund or recoupment for any reason.

c)

Not less than ninety (90) days prior to initiating any challenge to a PATENT RIGHTS, the party challenging PATENT RIGHTS (the “Challenging Party”) shall provide written notice of the expected challenge to JHU which shall include a clear statement of the factual and legal basis for the challenge, and an identification of all prior art, documents, products or other matter the Challenging Party believes to provide a basis for such challenge.

d)

If such action or proceeding determines that at least one claim of the PATENT RIGHTS is a VALID CLAIM or practiced by a LICENSED PRODUCT, LICENSEE and the Challenging Party shall, thereafter, pay to JHU three times all payment amounts which LICENSEE and Challenging Party would otherwise be required to be paid under this AGREEMENT, other than PATENT COSTS. LICENSEE shall not be obligated to pay increased charges if it is not a party to the challenge to PATENT RIGHTS, has not assisted or facilitated the challenge, and has fully cooperated with JHU in the defense of such challenge.

9.9.	Marking. All LICENSED PRODUCTS shall be marked with the number of the applicable licensed patent(s) in accordance with each country’s patent laws.

10.	DISPUTES.

10.1.

Governing Law, Jurisdiction and Venue. This AGREEMENT shall be construed, and legal relations between the parties shall be determined, in accordance with the laws of the State of Maryland applicable to contracts executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the AGREEMENT shall be brought in the state or federal courts located in Baltimore, Maryland. Both parties hereby waive their right to a jury trial and consent to jurisdiction in such courts with respect to any disputes between them.

10.2.

Resolution. The parties shall attempt in good faith to resolve all disputes through means other than litigation, such as mediation, arbitration, or structured negotiations. Each party agrees that, prior to initiating litigation, it will confer with other party about alternatives to litigation that may enable them to resolve the dispute fairly and efficiently. Notwithstanding the foregoing, no dispute affecting the rights or property of HHMI shall be subject to binding mediation, arbitration or other binding alternative dispute resolution mechanisms.

11.	TERM AND TERMINATION

11.1.

Term. The term of this AGREEMENT shall commence on the EFFECTIVE DATE and shall continue until the latter of (i) the date of expiration of the last to expire patent included within PATENT RIGHTS, or (ii) the tenth (10th) anniversary of the date of FIRST COMMERCIAL SALE (the “TERM”). LICENSEE shall not make, use, sell, import, export or offer for sale any LICENSED PRODUCTS after termination of this AGREEMENT.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

11.2.

Licensee Termination for Convenience. LICENSEE may terminate this AGREEMENT upon ninety (90) days’ advance written notice, provided LICENSEE has complied with this AGREEMENT in all material respects and is not in default of this AGREEMENT on the date of such termination notice.

11.3.

JHU Termination for Cause. JHU may terminate this AGREEMENT upon sixty (60) days’ written notice to LICENSEE in the event of any material breach hereof, provided that LICENSEE does not cure such breach prior to expiration of such sixty (60) day period. JHU may terminate this AGREEMENT immediately upon written notice to LICENSEE in the event of a material breach that is incapable of cure. A material breach shall include:

a)	LICENSEE’s delinquency with respect to payment or reporting;

b)

Failure to timely achieve a MILESTONE specified in Exhibit A-3, subject to Section 3.2, or otherwise failing to diligently develop, commercialize, and sell LICENSED PRODUCTS throughout the TERM of this AGREEMENT;

c)	Voluntary bankruptcy or insolvency of LICENSEE;

d)	Non-compliance with record keeping or audit obligations; or

e)	Non-compliance with LICENSEE’S insurance obligations.

11.4.

Licensee Obligations Upon Termination or Expiration. Upon expiration or termination of this AGREEMENT for any reason, LICENSEE shall remit payment to JHU for all amounts due or incurred prior to the effective date of termination, and any non-cancellable expenses (such as PATENT COSTS) undertaken prior to termination.

11.5.

Effect of Termination. Upon termination of this AGREEMENT, all rights and licenses granted by JHU to LICENSEE under this AGREEMENT shall terminate and all rights in, to, and under the LICENSED RIGHTS will revert to JHU and LICENSEE shall cease using and destroy the LICENSED MATERIALS and shall provide evidence of such destruction to JHU.

12.	Miscellaneous.

12.1.	Use of Name.

12.1.1.

LICENSEE may not use the name, trademarks, logos, or trade dress of The Johns Hopkins University, The Johns Hopkins Health System, and any of their constituent parts, such as JHU, Johns Hopkins, Hopkins, the Johns Hopkins Hospital, Johns Hopkins Medicine or any contraction thereof or the name of INNOVATORS in any advertising, promotional literature, Web sites, electronic media applications, sales literature, fundraising documents, or press releases and other print or electronic communications without prior written consent from an authorized representative of JHU. Any request to make use of such names shall be made at least thirty (30) business days’ in advance of any proposed use and may be made by written request through JHTV. JHU shall have the right to list LICENSEE and display the logotype or symbol of LICENSEE on JHU’s website and on JHU publications as a licensee of JHU technology.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

12.1.2.

LICENSEE acknowledges that under HHMI policy, LICENSEE may not use the name of HHMI or of any HHMI employee (including Dr. Dietz) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to the name of HHMI or any HHMI employees, including Dr. Dietz, in press releases or similar materials intended for public release is approved by HHMI in advance.

12.2.

Independent Parties. Nothing in this AGREEMENT shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

12.3.

Notice of Claim. Each party shall give the other party or its representative prompt notice of any suit or action filed, or of any claim made against them arising out of the performance of this AGREEMENT.

12.4.

No Assignment. Neither party may assign this AGREEMENT, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, LICENSEE may assign this AGREEMENT in accordance with the terms and transfer fee requirements set forth in Exhibit A-4.

12.5.

Notices. Any notice under any of the provisions of this AGREEMENT shall be deemed given when deposited in the mail, postage prepaid, registered or certified first class mail or by nationally-recognized private mail carrier and addressed to the applicable party at the address stated below, or such other address as such party shall specify for itself by like notice to other party. Transmission of notice by electronic mail is insufficient to meet the requirements of this provision.

If to JHU:

Director

Johns Hopkins Technology Ventures

1812 Ashland Avenue, Suite 110

Baltimore, Maryland 21205

If to LICENSEE:

Nathaniel Massari

Rumpus VEDS, LLC 300 Brookside Avenue

Building 4, Suite 125

Ambler, Pennsylvania 19002

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

12.6.

Export Control. Certain of the LICENSED RIGHTS may be subject to United States laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979) controlling the export of technical data, computer software, laboratory prototypes, and other commodities. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances that such transfers shall not be made to certain foreign countries without prior approval of such agency. LICENSEE or the applicable LICENSED PARTY shall fully comply with such export control laws. JHU makes no representation respecting the requirements for such a license, or that, if required, that such a license will be issued.

12.7.	Successors and Assigns. This AGREEMENT shall bind and inure to the benefit of the successors and permitted assigns of the parties.

12.8.

No Waivers; Severability. No waiver of any breach of any provision of this AGREEMENT shall constitute a waiver of any other breach of the same or other provision of this AGREEMENT, and no waiver shall be effective unless made in writing and signed by the party waiving. Any provision of this AGREEMENT prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted without affecting any other provision of this AGREEMENT, which shall be interpreted so as to most fully achieve the intentions of the parties.

12.9.

Entire Agreement. This AGREEMENT supersedes all previous agreements and understandings relating to its subject matter, whether oral or in a writing, and constitutes the entire agreement of the parties and shall not be amended or altered in any respect except in a writing executed by the parties.

12.10.

No Agency. LICENSEE agrees that no representation or statement by any JHU employee shall be deemed to be a statement or representation by JHU, and that LICENSEE was not induced to enter this AGREEMENT based upon any statement or representation of JHU, or any employee of JHU. JHU is not responsible for any publications, experiments or results reported by any JHU employee prior to, or after, the EFFECTIVE DATE, including those reported by any of the INNOVATORS.

12.11.

Binding Agreement. Exchange of this AGREEMENT in draft or final form between the parties shall not be considered a binding offer, and this AGREEMENT shall not be deemed final or binding on either party until the final AGREEMENT has been signed by both parties

12.12.

Delays or Omissions. Except as expressly provided by this AGREEMENT, no delay or omission to exercise any right, power or remedy accruing to any party, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other prior or subsequent breach or default. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this AGREEMENT, or any waiver on the part of any party of any provisions or conditions of this AGREEMENT, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this AGREEMENT or by law or otherwise afforded to any party, shall be cumulative and not alternative.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

12.13.

Survival. All representations, warranties, covenants and agreements made in this AGREEMENT and which by their express terms or by implication are to be performed or continue to apply after the execution and/or termination of this AGREEMENT or are prospective in nature shall survive such expiration and/or termination. In addition and for avoidance of doubt, the following sections and articles shall survive any termination or expiration: Sections 4.2, 4.3, 4.12, 5.2, 5.3, 5.4, 9.1 (only to the extent of confirming JHU ownership of the PATENT RIGHTS), 9.4, 9.7, 9.8c and 9.8d and Articles 6, 7, 8, 10, 11, and 12, and Exhibit A-5, Subsection 3.

12.14.

Third Party Beneficiaries. HHMI is not a party to this AGREEMENT and has no liability to LICENSEE, its AFFILIATES, SUBLICENSEEs or a LICENSED PARTY, or user of anything covered by this AGREEMENT, but HHMI is an intended third- party beneficiary of this AGREEMENT and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name. Nothing in this AGREEMENT shall be construed as giving any person, firm, corporation or other entity, other than the parties and their successors and permitted assigns, or HHMI as stated herein, any right, remedy or claim under or in respect of this AGREEMENT or any provision hereof.

12.15.	Headings. Article headings are for convenient reference and are not a part of this AGREEMENT. All referenced Exhibits are part of this AGREEMENT.

12.16.

Electronic Signature. Any signature, including any electronic symbol or process affirmatively attached to or associated with this AGREEMENT and adopted by JHU or LICENSEE to sign, authenticate, or accept such contract or record acceptance of the AGREEMENT, hereto shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state law based on the Uniform Electronic Transactions Act, and the parties hereby waive any objection to the contrary.

[Signature Page Follows]

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of EFFECTIVE DATE. The undersigned verify that they have the authority to bind to this AGREEMENT the party on behalf of which they are executing.

This AGREEMENT includes the following Exhibits:

Exhibit A: Financial Terms

Exhibit A-1: LICENSED RIGHTS, FIELD OF USE, and LICENSED TERRITORY

Exhibit A-2: PATENT COSTS, Fees, ROYALTIES, and Payment Terms

Exhibit A-3: MILESTONES

Exhibit A-4: Permitted Assignment Exhibit

A-5: Equity Consideration

Exhibit B:         Definition of Terms

Exhibit C.         Biannual Sales & Royalty Report Form

Exhibit D:         Diligence and Biannual Report Form

Exhibit E:         Insurance

Exhibit A-5(I): Operating Agreement

Johns Hopkins University		Rumpus VEDS, LLC

By:		By:

Name:		Name:	Christopher Brooke

Title:	Executive Director - JHTV	Title:	President

Date:	December 19, 2019 | 12:54 PM EST	Date:	December 19, 2019 | 2:40 EST

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit A (A-1, A-2, A-3, A-4, A-5)

EXHIBIT A-1: LICENSED RIGHTS, FIELD OF USE, and LICENSED TERRITORY

JHU TechID

(a)    C15500 entitled “Methods for the Treatment of Vascular Ehlers Danlos Syndrome and Associated Disorders”

(b)     C14874 entitled “Targeted Epigenetic Therapy for Inherited Aortic Aneurysm Condition”

(c)     C14632 entitled “Genetic Modifiers of Marfan Syndrome and Related Conditions”

INNOVATORS	(a) Harry Dietz (C15500, C14874, & C14632) (b) Caitlin Bowen (C15500) (c) Juan Calderon Giadrosic (C15500) (d) Benjamin Kang (C14874) (e) Jefferson Doyle (C14632) (f) Alexander Doyle (C14632)
LICENSED PATENTS	Tech Id	App Type	Serial No.	File Date
	C15500	Provisional	62/746,524	10/16/2018
	C15500	Provisional	62/747,587	10/18/2018
	C15500	Provisional	62/838,049	4/24/2019
	C15500	PCT	PCT/US2019/056616	10/16/2019
	C14874	Provisional	62/553,394	9/1/2017
	C14874	PCT	PCT/US2018/049217	8/31/2018
	C14632	Provisional	62/466,197	3/2/2017
	C14632	PCT	PCT/US2018/020692	3/2/2018
	C14632	US	16/490,546	9/1/2019
LICENSED KNOW- HOW	N/A
LICENSED DATA	N/A
LICENSED MATERIAL	N/A
FIELD OF USE	All fields including, without limitation, therapies for and diagnosis of genetic abnormalities such as Vascular Ehlers Danlos Syndrome and Associated Disorders and Marfan related conditions.
LICENSED TERRITORY	Worldwide

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit A-2

PATENT COSTS, Fees, ROYALTIES, and Payment Terms

UPFRONT LICENSE FEE

Seventy Five Thousand US Dollars ($75,000), less credit from option fee payment of Fifteen Thousand US Dollars ($15,000), upon execution of this AGREEMENT in partial consideration of the license shall be due as follows:

a)     $15,000 w/in 60 days of the EFFECTIVE DATE

b)     $45,000 w/in 12 months of the EFFECTIVE DATE

PAST PATENT COSTS

C14632 - $11,598.00

C14874 - $7,630.45

C15500 - $7,710.00

Total PAST PATENT COSTS: $26,938.45 shall be due as follows:

a)     $8,900 w/in 60 days of the Effective Date; and

b)     the remainder to be paid w/in 12 months of the EFFECTIVE DATE

In the event of termination of the entirety of this AGREEMENT prior to 12 months of the EFFECTIVE DATE, the balance of PAST PATENT COSTS will become due and payable within thirty (30) days of such termination.

MINIMUM ANNUAL ROYALTY (“MAR”)

1st year:         $0.00.

2nd year:        $0.00.

3rd year.         $5,000.

4th year.         $7,500.

5th year.         $10,000.

6th year.         $10,000.

7th year.         $10,000.

8th year etc.   $20,000.

If the AGREEMENT is terminated prior to expiration of the AGREEMENT in a given calendar year, any payment due to JHU for the MAR in any subsequent year will be waived and LICENSEE will only pay ROYALTIES accrued until any remaining inventories of LICENSED PRODUCT are sold subject to the terms of this AGREEMENT.

ROYALTY

a)     3% of NET SALES REVENUE on LICENSED PRODUCTS covered by a VALID CLAIM.

b)     1.5% of NET SALES REVENUE on LICENSED PRODUCTS not covered by a VALID CLAIM.

If LICENSEE pays third party royalties in consideration for one or more THIRD PARTY RIGHTS as a requirement to make, develop, use or sell a LICENSED PRODUCT, then LICENSEE will have the right to credit fifty percent (50%) of the earned royalty payment made to such third party in a given year in which a royalty is due for such THIRD PARTY RIGHTS, against such ROYALTY due JHU under this AGREEMENT, provided that the ROYALTY to JHU shall not be reduced below fifty percent (50%) of the ROYALTY due in (a) or (b).

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

EQUITY PERCENTAGE

250 non-voting shares of stock to JHU which represents (5%) post-issuance.

Equity subject to the following mutually agreeable terms to be negotiated by the parties: (Preemptive Rights, Registration Rights, Co-Sale Rights, Tag Along Rights, Piggyback Registration Rights, Information Rights)

ANTI-DILUTION PROTECTION	JHU’s ownership of outstanding stock shall not fall below (5%) on a Fully Diluted Basis until ($5,000,000) of funding has been raised.
SUBLICENSE NON- ROYALTY CONSIDERATION

The following SUBLICENSE NON-ROYALTY CONSIDERATION percentages of all consideration received by LICENSEE from a SUBLICENSEE in exchange for grant of SUBLICENSE rights under this AGREEMENT, but excluding (i) any consideration received by LICENSEE for ROYALTIES on SUBLICENSEE SALES (ROYALTIES on SALES by SUBLICENSEES will be treated as if LICENSEE made the SALE), and (ii) any payment of PAST PATENT COSTS or PATENT COSTS made by SUBLICENSEE to LICENSEE:

(a)   25% of SUBLICENSE NON-ROYALTY CONSIDERATION for SUBLICENSES entered prior to dosing of first patient in a PHASE II CLINICAL TRIAL

(b)   15% of SUBLICENSE NON-ROYALTY CONSIDERATION for SUBLICENSES entered after dosing of a first patient in a PHASE II CLINICAL TRIAL but prior to dosing of first patient in a PHASE III CLINICAL TRIAL

(c)   7.5% of SUBLICENSE NON-ROYALTY CONSIDERATION for Sublicenses entered after dosing of first patient in a PHASE III CLINICAL TRIAL

Voucher Redemption or Transfer Payments

(a)   Notification of Intention to Redeem by LICENSEE. In the event that LICENSEE notifies the FDA or foreign equivalent of intention to redeem VOUCHER, including a notification of intention to redeem after the TERM, LICENSEE shall pay to JHU a payment of Ten percent (10%) of the VOUCHER TRANSFER REVENUE.

(b)   Voucher Transfer. In the event that LICENSEE sells VOUCHER to a VOUCHER RECIPIENT (including any VOUCHER sold after the TERM), LICENSEE shall pay to JHU the amount of Ten percent (10%) of the VOUCHER TRANSFER REVENUE.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Payment Instructions

Checks are to be made payable to the “Johns Hopkins University.”

All check payments from LICENSEE to JHU shall be sent to:

Executive Director

Johns Hopkins Technology Ventures The Johns Hopkins University

1812 Ashland Avenue

Suite 110

Baltimore, MD 21205

Attention: JHU AGREEMENT No. A36035

or such other addresses which JHU may designate in writing from time to time.

Wire transfers may be made through:

DOMESTIC ACH & WIRE

Johns Hopkins University – JHTV M&T Bank

1 M&T Plaza

Buffalo, NY 14203

ABA #022000046

Account number: 9864226981

Type of account: depository

CTX format is preferred; CCD+ is also accepted

Attention: JHU AGREEMENT A36035

INTERNATIONAL FED WIRE

Johns Hopkins University – JHTV M&T Bank

1 M&T Plaza

Buffalo, NY 14203

ABA #022000046

Account number: 9864226981

Type of account: depository

CHIPS ABA number: N/A IBAN number: N/A

Attention: JHU AGREEMENT A36035

LICENSEE shall be responsible for any and all costs associated with wire transfers.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit A-3

MILESTONES

Diligence, Development, and Clinical Milestones:

Date or Deadline	Description of Milestone	Milestone Fee
December 31, 2022	Financing of $2M in LICENSEE	$0.00
No Deadline	First Issuance of a Patent in the US	$0.00
No Deadline	First Issuance of a Patent in Europe	$0.00
December 31, 2022	Completion of Non-Clinical Validation Studies for Vascular Ehlers Danlos Syndrome	$0.00
December 31, 2022	Commencement of IND-enabling tox studies for an IND candidate for Vascular Ehlers Danlos Syndrome	$0.00
December 31, 2026	Completion of Non-Clinical Validation Studies for Marfan Syndrome	$0.00
December 31, 2027	Commencement of IND-enabling tox studies for an IND candidate for Marfan Syndrome	$0.00
December 31, 2026	Completion of Non-Clinical Validation Studies for Inherited Aortic Aneurysm	$0.00
December 31, 2027	Commencement of IND-enabling tox studies for an IND candidate for Inherited Aortic Aneurysm	$0.00
December 31, 2022	Filing of a first Investigational New Drug (IND) Application for a LICENSED PRODUCT	$50,000
	Upon dosing of the first patient in a PHASE I CLINICAL TRIAL (or foreign equivalent) for each LICENSED PRODUCT	$50,000
	Upon dosing of the first patient in a PHASE II CLINICAL TRIAL (or foreign equivalent) for each LICENSED PRODUCT	$100,000
	Upon filing the first New Drug Application with the FDA for each LICENSED PRODUCT	$1,400,000

SALES Milestones:

Description of Milestone	Milestone Fee
Paid once upon cumulative SALES of Ten Million Dollars ($10,000,000.00) for each LICENSED PRODUCT in the United States	$600,000
Paid once upon cumulative SALES of Ten Million Dollars ($10,000,000.00) for each LICENSED PRODUCT in Europe	$600,000
Paid once upon cumulative SALES of Ten Million Dollars ($10,000,000.00) for each LICENSED PRODUCT in Japan	$450,000

For avoidance of doubt, two drugs, compositions, formulations or substances with the same or substantially the same active ingredient shall not be considered distinct LICENSED PRODUCTS for purposes of triggering MILESTONE Fees associated with Diligence, Development and Clinical MILESTONES, whether or not such LICENSED PRODUCT is indicated for use in different indications. This exception, however does not apply to MILESTONE Fees associated with cumulative SALES MILESTONES.

In the event that a Phase I and/or Phase II clinical trial for any LICENSED PRODUCT is conducted at JHU, LICENSEE is excused from making the accrued related MILESTONE payments to JHU until the MILESTONE Event for Phase III clinical trial is met. Under such circumstances, LICENSEE agrees that it will pay the applicable previously unpaid Phase I and/or Phase II MILESTONE payments when it delivers the Phase III MILESTONE payment to JHU.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit A-4

Permitted Assignment

1.

LICENSEE may assign this AGREEMENT as part of a sale or merger of substantially all of LICENSEE’s business assets, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, provided:

(a)    LICENSEE provides written notice to JHU at least thirty (30) days in advance of such assignment;

(b)    The assignee agrees, in a writing delivered to JHU, to be bound by all provisions of this AGREEMENT; and

(c)    LICENSEE remits an assignment fee to JHU equal to $50,000, except if the assignee or successor in interest is an AFFILIATE of OPTIONEE.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit A-5

Equity Consideration

1.

Equity Interest. As partial consideration in addition to license fees, LICENSEE shall, grant to JHU shares of (common) stock (or equivalent ownership interest, membership share, units or securities) in LICENSEE that represent the percentage of the ownership share in LICENSEE specified in Exhibit A-2 on a Fully Diluted Basis (the “Equity Percentage”).

1.1.	In the event LICENSEE is a limited liability company, partnership or other entity that is not a corporation, LICENSEE represents, warrants and agrees:

●

The operating agreement attached as Exhibit A-5 (I) (the “Operating Agreement”) is LICENSEE’s governing agreement as of the EXECUTION DATE and specifies its capitalization immediately prior to the EXECUTION DATE.

●	This AGREEMENT amends and supersedes the Operating Agreement with respect to the subject matter of this AGREEMENT (including this Exhibit A-4).

●	As of the EXECUTION DATE, LICENSEE’s Operating Agreement is amended to reflect JHU’s equity interest in this AGREEMENT in accordance with the following capitalization table:

Member	Class A Common Units	Class B Common Units
Rumpus Vascular, LLC	4,750	-
Johns Hopkins University	-	250

●

LICENSEE shall incorporate reasonable suggestions of JHU to amend the Operating Agreement prior to executing any amendments to the Operating Agreement that would substantially limit the ability of JHU to comply with its mission statement and policies as a minority shareholder of LICENSEE.

2.

Anti-Dilution Protection. LICENSEE will issue JHU, without further consideration, any additional ownership interests or shares of stock of the class issued pursuant to this AGREEMENT necessary to ensure that JHU’s shares or ownership interest in LICENSEE does not represent less than the Equity Percentage at any time through the completion of issuance of all shares or ownership interests to be issued in connection with a bona fide equity investment in LICENSEE from a single or group of investors which is at least $5,000,000 in size.

3.	Private Offering Purchase Rights. In the event of any private offering of the LICENSEE’s equity securities for cash (or in satisfaction of debt issued for cash):

3.1.	JHU and/or its Assignee (as defined below) may purchase for cash up to 5% of the securities or interests issued in such offering. This right is in addition to JHU’s rights under Section 3.2.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

3.1.1 “Assignee” means: (a) any entity to which JHU’s participation rights under this Section 3 have been assigned either by JHU or another entity; or (b) any entity that is controlled by JHU.

3.2.

In the event LICENSEE issues securities in connection with a financing that is not subject to the Anti-Dilution Protection of Section 2 above, JHU and/or its Assignee may purchase for cash that number of the securities issued in such offering as is necessary for JHU to maintain its Equity Percentage in the LICENSEE on a Fully-Diluted Basis.

3.3.

In any private offering subject to this AGREEMENT (“Offering”), JHU’s and/or its Assignee’s purchase right shall be on the same terms as the most favored other investors, except that JHU and/or its Assignee shall not have any board representation or board meeting attendance rights.

3.4.

LICENSEE shall give JHU at least thirty (30) days advance written notice of the terms of each Offering, including the names of the investors and the amounts to be invested by each, and JHU may elect to exercise its right of purchase, in whole or in part, by notice given to LICENSEE within fifteen (15) business days after receipt of LICENSEE’s notice. If JHU and/or its Assignee elects not to purchase, or fails to give an election notice within such period, JHU’s purchase right will not apply to the Offering if (and only if and to the extent) it is consummated within ninety (90) days on the same or less favorable (to the investor) terms as stated in LICENSEE’s notice to JHU.

All rights under this Section 3.4 will not apply to the issuance of securities to (i) employees and other service providers pursuant to a plan approved by LICENSEE’s board of directors, (ii) shares issued as additional consideration in lending or leasing transactions or (iii) arrangements otherwise contemplated by the LICENSEE’s governing documents executed by JHU. In the event of the closing of a firm commitment underwritten public offering, the rights granted in Section 3.4 will terminate (in addition to any earlier termination pursuant to their terms) immediately before such closing.

3.5.	This Section 3 shall survive the termination of this AGREEMENT.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit B

Definitions

“AFFILIATE” means any corporation, company, partnership, joint venture or other entity that controls, is controlled by or is under common control with LICENSEE. For purposes hereof, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entity; or (c) in any jurisdiction where the applicable law does not permit foreign equity participation of a majority, ownership or control, directly or indirectly, the maximum percentage of outstanding stock or voting rights that is permitted by such applicable law.

“COMBINATION PRODUCT” means a collection or group of products sold together (such as in a kit or package) that contains (i) a LICENSED PRODUCT and (ii) one or more other functional products (“Other Products”) that has been sold separately for use without the LICENSED PRODUCT and which is not essential to the use or practice of the LICENSED PRODUCT. For example, a diagnostic panel comprising a LICENSED PRODUCT and an independent diagnostic biomarker would be a COMBINATION PRODUCT.

“CONFIDENTIAL INFORMATION” means information disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with performance of this AGREEMENT that: (i) concerns the LICENSED RIGHTS and has been maintained by the Disclosing Party as nonpublic or proprietary information, and (ii) if written or orally disclosed to the Receiving Party, is marked Confidential within thirty (30) days of any such disclosure. “CONFIDENTIAL INFORMATION” also means all information of LICENSEE’s business, business plans, analytical methods, procedures or systems, finances, inventions, intellectual property, customers, strategies, trade secrets, operations, records, assets, technology, products (including product specifications and pricing), and data and information that reveals the processes, methodologies, technology or know how by which the LICENSEE’s existing or future products, services, applications and methods of operation are developed, conducted or operated. To be deemed CONFIDENTIAL INFORMATION, oral disclosures must (i) concern the LICENSED RIGHTS, have been maintained by the Disclosing Party as nonpublic or proprietary information, and be described in writing as confidential by the Disclosing Party within thirty (30) days of disclosure to the Receiving Party. CONFIDENTIAL INFORMATION does not include information that Receiving Party can demonstrate by written evidence: (a) was already in the Receiving Party’s lawful possession before the disclosure by the Disclosing Party; (b) has been generally known or becomes generally known through disclosure by sources having the legal right to disclose such information (published or is later published), unless such publication is a breach of this AGREEMENT; (c) is received by the Receiving Party from a third party not under an obligation of confidentiality; (d) is independently developed by the Receiving Party’s employees or faculty members who did not have access to CONFIDENTIAL INFORMATION or (e) has been approved for release by written authorization of the Disclosing Party.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

“COPYRIGHTED WORK” means an original work of authorship fixed in any tangible medium of expression as described in U.S. Copyright law, 17 U.S.C 102 from the INNOVATORS and existing as of the EFFECTIVE DATE.

“DATA” means, numeric, algebraic, alphabetic, summary, results, clinical, research or other scientific or technical information in written or electronic form and regardless of whether or not (i) subject to protection as a COPYRIGHTED WORK, or (ii) CONFIDENTIAL INFORMATION, related to the practice of the LICENSED PATENTS that may be useful for the commercialization of LICENSED PRODUCTS.

“EXECUTION DATE” means the date that the last party to sign executes this AGREEMENT. “FIELD OF USE” is defined in Exhibit A-1.

“FIRST COMMERCIAL SALE” means the first SALE by a LICENSED PARTY of a LICENSED PRODUCT for value.

“HUMANITARIAN PURPOSE” means practice of LICENSED RIGHTS in the prevention or treatment of disease in humans by or on behalf of any QUALIFIED HUMANITARIAN ORGANIZATION (including, for clarity, practice of LICENSED RIGHTS by contractors, manufactures or distributors acting for or on behalf of such QUALIFIED HUMANITARIAN ORGANIZATIONs on a fee-for-service, fee-for-product or charitable basis): (i) to manufacture LICENSED PRODUCTS anywhere in the world for the sole and express purposes of distribution and use of such LICENSED PRODUCTS in one or more LEAST DEVELOPED COUNTRIES, and (ii) to sell or otherwise distribute LICENSED PRODUCTS for use solely in one or more LEAST DEVELOPED COUNTRIES; provided, however, that sales and distribution of LICENSED PRODUCTS shall not be deemed made for humanitarian purposes unless products are distributed at locally-affordable prices and further provided that LICENSEE: (i) receive notice of when JHU desires to license rights to such QUALIFIED HUMANITARIAN PURPOSE; (ii) reviews the terms under which a transfer of rights is to be provided for a HUMANITARIAN PURPOSE; and (iii) provides written consent of the terms under which rights for the HUMANTARIAN PURPOSE are transferred.

“IMPROVEMENT” shall mean subject to any third party ownership rights, including U.S. Government, obligations, an invention: (i) that is made in the laboratory of Hal Dietz; (ii) that would infringe the PATENT RIGHTS if made used, imported or sold without a license to PATENT RIGHTS, (iii) that is pertaining to therapies for and diagnosis of genetic abnormalities, and (iv) that is reported to the JHTV within two (2) years from the EFFECTIVE DATE.

“IND” means an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA.

“IND ENABLING DATA PACKAGE” means proprietary third-party preclinical studies, regulatory, quality and any other DATA necessary to proceed with an IND filing for a LICENSED PRODUCT. An updated list of patents either active or expired by such third party that are associated with such IND ENABLING DATA PACKAGE shall be included therein.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

“INNOVATORS” means the individuals who invented, authored, or created the LICENSED RIGHTS as identified in in Exhibit A-1.

“JHU INDEMNITEES” means JHU, The Johns Hopkins Hospital, The Johns Hopkins Health System Corporation, and their affiliated entities, their present and former trustees, officers, INNOVATORS, agents, faculty, employees and students.

“KNOW-HOW” means information or knowledge of the INNOVATORS, existing as of the EFFECTIVE DATE, including DATA, test results, research methodology and published matter that is necessary for commercialization of LICENSED PRODUCTS, including CONFIDENTIAL INFORMATION, publicly available information (whose relevance may be unclear to third parties), and information not readily reducible to tangible form prior to specific inquiry by LICENSEE.

“LEAST DEVELOPED COUNTRY” means those jurisdictions so defined by the United Nations Country Classification in the most recent United Nations’ publication “Statistical Annex.”

“LICENSED DATA” means the data specified in Exhibit A-1, from the INNOVATORS and existing as of the EFFECTIVE DATE.

“LICENSED KNOW-HOW” means the know-how described in Exhibit A-1, from the INNOVATORS and existing as of the EFFECTIVE DATE.

“LICENSED MATERIAL” means the material described in Exhibit A-1, from the INNOVATORS and existing as of the EFFECTIVE DATE.

“LICENSED PARTIES” means LICENSEE, AFFILIATE, and/or SUBLICENSEE (as applicable).

“LICENSED PATENTS” means the patents and patent applications listed on Exhibit A-1, and includes any U.S. and non-U.S. patent applications sharing the same disclosure or claiming priority thereto, including any and all non-U.S. counterparts, domestic or non-US renewals, reissues, substitutions or additions, reexaminations, divisionals, claims of continuations or continuation-in-part applications of the listed patents or applications, and every patent that issues or reissues from such applications, including any corresponding foreign patents, patent applications and supplemental protection certificates; all of which are automatically incorporated in and added to Exhibit A-1 and made a part of this AGREEMENT. LICENSED PATENT excludes any continuation-in-part (CIP) patent application or patent, unless (a) such CIP contains only the INNOVATORS, (b) the claims in such CIP are entirely supported in the specification, and (c) such CIP is entitled to the priority date of the parent of the LICENSED PATENTS.

“LICENSED PRODUCT” means any service, process, method, material, composition, drug, substance, chemical, or any other product (i) whose use, manufacture, import or SALE falls within the LICENSED RIGHTS granted under this AGREEMENT; or (ii) that requires use or practice of the LICENSED RIGHTS by LICENSED PARTIES or their customers.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

“LICENSED RIGHTS” means all rights respecting LICENSED PATENTS, LICENSED DATA, LICENSED KNOW-HOW, and LICENSED MATERIALS granted to LICENSEE in Section 2 of this AGREEMENT.

“LICENSED TERRITORY” means the territory specified in Exhibit A.-1.

“MATERIAL” means products, compounds or other substances related to the practice of the LICENSED PATENTS that may be useful for the commercialization of LICENSED PRODUCTS developed by the INNOVATORS at JHU.

“MILESTONE” means a diligence milestone or event specified in Exhibit A-2.

“NET SALES REVENUE” means the total gross amount received (whether consisting of cash or any other forms of consideration) for all SALES of LICENSED PRODUCTS or COMBINATION PRODUCTS by LICENSED PARTIES, less the below identified deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged), and explicitly excluding any the SUBLICENSEE NON-ROYALTY CONSIDERATION, as that term is defined in Exhibit A-2 of this AGREEMENT.

NET SALES REVENUE generated from COMBINATION PRODUCTS shall be determined with the formula: COMBINATION PRODUCT NET SALES REVENUE = NET SALES

REVENUE *C/(C+D), where C is the total gross invoice price of the LICENSED PRODUCT when sold separately and D is the total gross invoice price of the Other Product(s) when sold separately.

NET SALES REVENUE excludes the following items, provided they are separately invoiced to and paid by a purchaser of LICENSED PRODUCTS subject to ROYALTIES and thereafter paid or remitted by LICENSEE:

●	import, export, excise and sales taxes, custom duties, or other excise taxes imposed on particular sales, and value added taxes (“VAT”);
●	shipping charges and transportation from the place of manufacture to the end user’s premises or point of installation;
●	cash, trade or quantity discounts actually granted to end users;
●	patient assistance and co-pay programs;
●	sales rebates actually paid or credited to end users including managed care rebates and chargebacks; and
●	allowances or credits to end users because of rejections or returns.

“PATENT COSTS” means all documented costs of prosecuting and maintaining any LICENSED PATENT, including reasonable attorneys’ fees and expenses, and fees for patent filing(s), maintenance, annuities, and translation, and defense against claims of infringement or invalidity, including fees and costs incurred in the administrative proceeding or disputes pursuant to the America Invents Act of 2011 (such as an Inter Partes Review, Post Grant Review, or Derivation Proceedings before the U.S. Patent Trial and Appeal Board) incurred by JHU after the EXECUTION DATE. PATENT COSTS excludes PAST PATENT COSTS.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

“PAST PATENT COSTS” means all PATENT COSTS that are incurred by JHU prior to the EXECUTION DATE of this AGREEMENT and are able to be billed to LICENSEE on or after the EXECUTION DATE subject to the terms of this AGREEMENT.

“PATENT RIGHTS” means the rights granted to LICENSEE in respect of the LICENSED PATENTS (and subject to the rights reserved or maintained by JHU and HHMI).

“PHASE I CLINICAL TRIALS” means a human clinical trial primarily designed to evaluate the safety of a LICENSED PRODUCT, which may include pharmaco-kinetics, toxicity, absorption, metabolism, or safe dosage range in healthy subjects, for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with administration of the LICENSED PRODUCT to a controlled patient population suffering from a particular indication, as described in 21 C.F.R. 312.21(a), as may be amended.

“PHASE II CLINICAL TRIALS” means a human clinical trial primarily designed to evaluate the effectiveness of a LICENSED PRODUCT for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with administration of the Product to a controlled patient population suffering from a particular indication, as described in 21 C.F.R. 312.21(b), as may be amended. For avoidance of doubt any Phase II trial that also is conducted with a Phase Ia or Ib component will be considered solely as a PHASE II CLINICAL TRIALS for purposes of this AGREEMENT.

“PHASE III CLINICAL TRIALS” means a clinical trial the purpose of which may include to gather the additional information about effectiveness and safety of a LICENSED PRODUCT for a particular indication or indications in patients with the disease or condition under study and to evaluate the efficacy and safety of a LICENSED PRODUCT definitively in humans, as more fully defined in 21 C.F.R. 312.21(c), as may be amended. For avoidance of doubt any Phase III trial that also is conducted with a Phase IIa or IIb component will be considered solely as a Phase III CLINICAL TRIALS for purposes of this AGREEMENT.

“QUALIFIED HUMANITARIAN ORGANIZATION” means any governmental agency, non- governmental agency or other non-commercial, not-for-profit organization that has as one of its bona fide missions to address the public health needs of underserved populations within the FIELD OF USE on a not-for-profit basis in one LEAST DEVELOPED COUNTRY. For clarity, QUALIFIED HUMANITARIAN ORGANIZATIONS do not include non-governmental agencies and non-for-profit organizations that are formed or established for the benefit of any for-profit entity or non-governmental agencies that collaborate with for-profit organizations in the same FIELD OF USE.

“ROYALTIES” means payments owed to JHU in consideration of the rights granted to LICENSED PARTIES under this AGREEMENT that are determined as a percentage of NET SALES REVENUE as explicitly set forth in Exhibit A-2 of this AGREEMENT.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

“SALE” means any sale, license, lease performance, transfer, delivery, contract to provide, or other disposition or conveyance, for which a LICENSED PARTY receives value from a non- AFFILIATE third party of a LICENSED PRODUCT or COMBINATION PRODUCT, specifically excluding transfers to AFFILIATES or LICENSEE contractors prior to transfers intended for an end-user.

“SUBLICENSE” means an agreement in which LICENSEE (i) grants or otherwise transfers any of the LICENSED RIGHTS, (ii) agrees not to assert or seek a legal remedy for the practice of LICENSED RIGHTS, or (iii) creates an obligation to grant, assign or transfer any LICENSED RIGHTS to any other entity (other than an AFFILIATE).

“SUBLICENSEE” means any person or entity to which LICENSEE has granted a SUBLICENSE under this AGREEMENT.

“SUBLICENSE NON-ROYALTY CONSIDERATION” means income received by LICENSEE in consideration for a SUBLICENSE. SUBLICENSE NON-ROYALTY CONSIDERATION

includes income received from SUBLICENSEES in consideration for the grant of SUBLICENSED rights under this AGREEMENT in the form of license issue fees, MILESTONE payments, stock or other forms of equity, as well as the fair market value of any services or other compensation and the like but specifically excludes (i) any consideration received by LICENSEE for ROYALTIES on SUBLICENSEE SALES (ROYALTIES on SALES by SUBLICENSEES will be treated as if LICENSEE made the SALE) or distribution of LICENSED PRODUCTS; (ii) income received by LICENSEE as payment or reimbursement for research costs at fair market value applied to the LICENSED RIGHTS and LICENSED PRODUCT and conducted by or for LICENSEE, including costs of materials, FTE, equipment and clinical testing, but only if those research costs are specifically described in the SUBLICENSE; or (iii) payments or reimbursement for PATENT COSTS made by SUBLICENSEE to LICENSEE.

“THIRD PARTY RIGHTS” means patent rights and/or an IND ENABLING DATA PACKAGE owned or controlled by a third party, used by LICENSEE to make develop, use or sell a LICENSED PRODUCT, pursuant to the execution of a license between LICENSEE and such third party. THIRD PARTY RIGHTS shall be reduced to writing and provided to JHU, within ninety (90) days of execution of such a license.

“VALID CLAIM” means (a) any claim of an issued unexpired, unabandoned, LICENSED PATENT that has not been conclusively revoked or declared unenforceable, unpatentable or invalid by a competent court or tribunal and which is unappealable or unappealed in the time allowed for appeal, and which has not been cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a pending claim of a pending patent application within the LICENSED PATENTS, that has not lapsed, in the case of a provisional patent application, which application has not been pending for longer than seven (7) years from the first substantive office action in such application, and has not been cancelled, irrevocably abandoned or finally rejected without the possibility of appeal or refiling.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

“VOUCHER” means any incentive or reward granted by the FDA or foreign equivalent that can be redeemed for any future use by LICENSEE or transferred to a third party, which is awarded for developing LICENSED PRODUCT, currently or previously covered by a VALID CLAIM of a LICENSED PATENT. The aforementioned provision is enforceable regardless of whether LICENSED PRODUCT is ever offered for SALE. A VOUCHER may include, but is not limited to, a priority review voucher issued for a tropical disease product approval under 21 USC 351 and a priority review voucher issued for a rare pediatric disease product approval under 21 USC 360.

“VOUCHER RECIPIENT” means any non-AFFILIATE third party to which LICENSEE has sold a VOUCHER.

“VOUCHER SALE” means the good faith sale, transfer or other disposition of a VOUCHER for value by LICENSEE that results in its ownership by, or the benefits of ownership flowing to, a VOUCHER RECIPIENT.

“VOUCHER TRANSFER REVENUE” means the amount of any and all consideration actually received by LICENSEE from VOUCHER RECIPIENT under or otherwise in connection with the transfer of a VOUCHER to a VOUCHER RECIPIENT less any tax payment due by LICENSEE for such transfer, excluding without limitation, other periodic licensing fees, option fees, MILESTONE payments, minimum Biannual royalties, distribution, joint marketing fee, and equity (i.e., payments for equity that exceed the pre-transfer fair market value of the equity), or equity exchanges.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit C

Biannual Sales and Royalty Report

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit D

Diligence and Biannual Report

LICENSEE Name:

JHU Agreement Number: A36035

JHU Reference Number(s) CXXXXX,          _,          ,          ,

Reporting Period: From                   To

Please provide the following information in a separate document:

A description of progress by LICENSED PARTIES toward commercialization of LICENSED PRODUCTS, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or MILESTONES, market plans (if any), significant corporate transactions and documents sufficient to evidence each.

A description and documentation of all FDA or other governmental filings and/or approvals regarding any LICENSED PRODUCT or LICENSED RIGHTS.

Certificate of Insurance or other evidence of insurance

           is attached

Identification of all LICENSED PARTIES (AFFILIATE and SUBLICENSEE):

           NONE

           List attached with description of rights exercised.

SUBLICENSE(s) entered during the year:

           NONE

(copy of each SUBLICENSE attached)

A description of any Material Event (e.g., change of control, name change or other significant change related to this AGREEMENT or LICENSEE:

           NONE

Details:

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

For Start-ups Only:

Capitalization table [For transactions including Equity Consideration or financing milestones]

Economic Development:

Number of Current Employees:

Full-time:

Part-time:

Interns:

Consultants:

Revenue for the immediately preceding six (6) month period:

Funding (copy and complete for each funding/investment received during the reporting period):

Funding Source:

Funding Type (Debt, Venture or Other):

Funding Amount:

Funding Date:

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

SEND DILIGENCE AND ANNUAL REPORT AND BIANNUAL SALES AND ROYALTY REPORT TO:

Via mail or private mail carrier:	Via email (Preferred):

Licensee Reporting Group	JHTVReports@JHU.EDU

Johns Hopkins Technology Ventures	Expect Auto-Reply

The Johns Hopkins University	No Auto-Reply?

1812 Ashland Avenue, Suite 110	Contact:

Baltimore, MD 21205	Deborah Hill at

Telephone for overnight courier: 410-614-0300	debhill@jhmi.edu or 410-614-8643

Interested in reporting via our Licensee Reporting Portal? Contact us at JHTVReports@JHU.edu to request details about this reporting option.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit E

Required Insurance Coverages

1.

Assumption of Liability. Subject to the AGREEMENT, LICENSEE hereby assumes full liability for any and all finally adjudicated and unappealable lawsuits, claims, demands, judgments, costs, fees (including attorney’s fees), expenses, injuries or losses arising from or relating to the LICENSED PRODUCTS.

2.

Insurance. LICENSEE will obtain and maintain Comprehensive General Liability Insurance with a reputable and financially secure insurance carrier acceptable to JHU. Prior to initial human testing or FIRST COMMERCIAL SALE of any LICENSED PRODUCT, LICENSEE will obtain and maintain in addition to the Comprehensive General Liability Insurance, Product Liability Insurance with a reputable and financially secure insurance carrier acceptable to JHU, to cover any liability arising from or relating to the LICENSED PRODUCTS. The insurance policy shall provide minimum coverage in the amounts and subject to the provisions below.

3.	General. LICENSEE shall obtain and maintain, in full force and effect and at LICENSEE’s sole cost and expense insurance policies providing:

a)

Commercial general liability insurance (including coverage and any necessary endorsements for products /completed operations as well as for clinical trials if any such trials are to be performed by or on behalf of LICENSEE) which provides, for each annual policy period, coverage of no less than the minimum limits specified below for injury, death and property damage resulting from each occurrence during the policy period; and

b)	If required by law, worker’s compensation insurance.

4.	Initial Policy Limits. The commercial general liability and products liability coverages shall have the following minimum limits:

a)

Commercial general liability: one million dollars ($1,000,000) each occurrence, two million dollars ($2,000,000) general aggregate. LICENSEE shall have thirty (30) days following the Effective Date to obtain such coverage.

b)

Products liability: From the date immediately prior to initial human testing: $3,000,000 per claim and $5,000,000 in the aggregate. LICENSEE shall additionally provide JHU with a certificate of clinical trial insurance within thirty (30) days of the initiation of each such clinical trial.

Products Liability: From the date immediately prior to FIRST COMMERCIAL SALE: $5,000,000 per claim and $10,000,000 in the aggregate.

5.	Policy Requirements. Each policy of insurance required by this AGREEMENT shall:

a)	be issued by reputable and financially secure insurance carriers having at least an A- rating (A- rating or above by A.M. Best) and an A.M. Best Class Size of at least VIII,

b)	list each of JHU, HHMI and their respective trustees, officers, employees, faculty, staff, students, agents and their successors, heirs and assigns as additional insureds,

c)	be endorsed to provide that the insurer waives all subrogation rights it has or may have against any additional insured, and

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

d)	be primary in respect of all additional insureds.

6.

Evidence of Insurance. LICENSEE shall provide JHU with a Certificate of Insurance from each such insurer which evidences compliance by LICENSEE with its obligations under this AGREEMENT. Upon the request of JHU, LICENSEE shall provide JHU with a copy of the policy, status of claims and claims history respecting any of the insurance required to be maintained by LICENSEE under this AGREEMENT. Further, LICENSEE will not cancel or fail to renew the identified insurance without giving JHU at least thirty (30) days’ prior written notice of such cancellation.

7.	Primary Coverage. All insurance of LICENSEE will be primary coverage; other insurance of JHU, JHU INDEMNITIES, HHMI and HHMI INDEMNITEES will be excess and noncontributory.

8.

Clarifications. For the avoidance of doubt, the minimum insurance coverage and limits set forth in this AGREEMENT do not constitute a limitation on LICENSEE’s liability or obligations to indemnify or defend JHU and the JHU INDEMNITEES or HHMI and the HHMI INDEMNITEES and any other additional insured under this AGREEMENT.

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

Exhibit A-5 (I)

Operating Agreement

[Operating Agreement follows on the next page]

JHU EXCLUSIVE LICENSE AGREEMENT	CONFIDENTIAL

RUMPUS VEDS LLC

a Delaware Limited Liability Company

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

Dated: December 19, 2019

Table of Contents

Page

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitional Provisions	10
ARTICLE II ORGANIZATION		10
2.1	Formation of the Company	11
2.2	Name	11
2.3	Registered Office; Principal Place of Business	11
2.4	Purposes and Powers	11
2.5	Title to Property	11
2.6	Term	11
ARTICLE III MEMBERSHIP INTERESTS; CAPITAL		11
3.1	Membership Interests and Capital Contributions	11
3.2	Capital Contributions; Capital Accounts	13
3.3	Loans	14
3.4	Withdrawals; Interest	15
3.5	Unit Certificates	15
ARTICLE IV ALLOCATIONS		15
4.1	Allocations of Net Profit and Loss
4.2	Regulatory Allocations	15
4.3	Curative Allocations	17
4.4	Other Allocation Rules	17
4.5	Tax Allocations	18
4.6	Safe Harbor Election and Forfeiture Allocations	18
ARTICLE V DISTRIBUTIONS		19
5.1	Tax Distributions	19
5.2	Other Distributions	20
5.3	Distributions in Kind	21
5.4	Distributions in Respect of Units Transferred	21
ARTICLE VI RECORDS AND ACCOUNTING; REPORTS; TAX MATTERS		21
6.1	Accounting	21
6.2	Unit Register	22
6.3	Tax Returns	22
6.4	Company Funds	22
6.5	Tax Audits	23
6.6	Tax Elections	23
6.7	Accountants	24
ARTICLE VII MANAGEMENT		24
7.1	Management of the Company	24
7.2	Limited Liability	24
7.3	Indemnification	24
7.4	Affiliated Transactions	25
7.5	Officers	25
7.6	Compensation and Reimbursement of Managing Member	26

i

7.7	Resignation of Managing Member	27
ARTICLE VIII MEMBERS		27
8.1	Limited Liability	27
8.2	Meetings of Members	27
8.3	Place of Meetings	27
8.4	Notice of Meetings	27
8.5	Record Date	27
8.6	Quorum	27
8.7	Manner of Acting	27
8.8	Proxies	28
8.9	Action by Members without a Meeting	28
8.10	Waiver of Notice	28
8.11	Application to a Class of Members	28
8.12	Waiver of Fiduciary Duties	28
ARTICLE IX EQUITY HOLDER RIGHTS AND RESTRICTIONS ON TRANSFER		29
9.1	Preemptive Rights	29
9.2	Right of First Refusal	30
9.3	Co-Sale Rights	31
9.4	Drag-Along Rights	33
9.5	Additional Restrictions on Transfers and Permitted Transfers	34
9.6	Termination	35
9.7	Transfers by Members and Assignees	35
ARTICLE X DISSOLUTION AND TERMINATION		36
10.1	Dissolution of Company	36
10.2	Liquidation and Distribution	36
10.3	Termination	37
10.4	Conversion to Corporate Form	37
ARTICLE XI PROPRIETARY INFORMATION		38
11.1	Proprietary Information	38
11.2	Ownership	39
11.3	Injunctive Relief	39
11.4	Termination	39
ARTICLE XII MISCELLANEOUS		39
12.1	Further Assurances	39
12.2	Amendments	39
12.3	Units Governed by Article 8 of UCC	40
12.4	Notices and Addresses	40
12.5	Third Party Beneficiaries	40
12.6	Governing Law	40
12.7	Successors and Assigns	40
12.8	Counterparts	41
12.9	Entire Agreement; Severability	41
12.10	Captions	41
12.11	Statutory References	41
12.12	Partition Action	41
12.13	Waiver	41
12.14	Securities Law Provisions	41
12.15	Consents and Approval	41
12.16	Remedies Not Exclusive	42
12.17	No Presumption against Drafter	42
12.18	No Partnership Intended	42

ii

RUMPUS VEDS LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Rumpus VEDS LLC, a limited liability company (the “Company”) organized pursuant to the Delaware Limited Liability Company Act, is made this 19          day of _December          2019, by and among Rumpus Vascular, LLC, a Delaware limited liability company (“Majority Member”), Johns Hopkins University, a Maryland corporation (“Minority Member”), and those other Persons who execute a counterpart of this Agreement and are admitted to the Company as Members.

BACKGROUND

WHEREAS, on November 13, 2019 the Certificate was filed with the Secretary of State of the State of Delaware, thereby forming the Company pursuant to the Act; and

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following respective meanings when used in this Agreement:

“Accountant” means such independent regionally recognized firm of certified public accountants as may be selected by the Managing Member.

“Act” means the Delaware Limited Liability Company Act, as such act may be modified or amended from time to time and any successor act.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)    Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to Section 3.2(h) or is deemed obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)    Debit to such Capital Account the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” as applied to any specified Person means any other Person (and all natural Persons related by blood, adoption or marriage to such other Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of 10% or more of the voting power (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise. For purposes of this paragraph, “voting power” of any Person means the total number of votes which may be cast by the holders of the total number of outstanding equity interests of any class or classes of such Person in any election of directors of such Person or individuals serving on a committee or board serving a function comparable to that served by a board of directors of a corporation. All directors and executive officers of a Person and all managers and members of a board or board of managers or similar committee of a Person organized as a limited liability company shall be deemed to be Affiliates of such Person.

“Agreement” has the meaning set forth in the preamble hereto. “Approved Sale” has the meaning set forth in Section 9.4(a).

“Assignee” means a person to whom a Membership Interest has been assigned in accordance with the terms of this Agreement but who has not been admitted as a Member in accordance with the terms hereof.

“Business” shall mean the business of the Company as determined by the Members from time to time.

“Capital Account” means the bookkeeping account maintained for each Member in accordance with Treasury Regulations issued under Section 704(b) of the Code and the provisions of Section 3.2.

“Capital Account Excess” means, with respect to each Member, the excess (if any) of such Member’s Capital Account balance over such Member’s Target Amount.

“Capital Account Shortfall” means, with respect to each Member, the excess (if any) of such Member’s Target Amount over such Member’s Capital Account balance.

“Capital Contribution” means: (a) with respect to a Member acquiring Units directly from the Company, the amount of cash and the Gross Asset Value of property other than cash (less any indebtedness assumed by the Company in connection with its acquisition of such contributed property, or to which such contributed property is subject) contributed to the Company by such Member in respect of such Units acquired from the Company; and (b) with respect to a Member who acquired the Member’s Units from another Member, the amount of cash and the Gross Asset Value of property other than cash (less any indebtedness assumed by the Company in connection with its acquisition of such contributed property, or to which such contributed property is subject) contributed to the Company by all prior holders with respect to such acquired Units; provided, however, that the Capital Contributions of each Member with respect to the Units issued and outstanding as of the date hereof are as set forth on Exhibit A.

“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State.

“Class” has the meaning set forth in Section 3.1(a).

“Class A Common Units” has the meaning set forth in Section 3.1(a).

“Class A Members” means Members who are holders of Class A Common Units.

“Class B Common Units” has the meaning set forth in Section 3.1(a).

“Class B Members” means Members who are holders of Class B Common Units.

“Class B Unit Award Agreement” means any agreement between the Company and any Member pursuant to which interests in Class B Common Units are issued to such Member.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the preamble hereto.

“Company Assets” means any and all property and assets, whether real or personal, tangible or intangible, or otherwise of the Company.

“Compensatory Interest” has the meaning set forth in Section 4.6(a).

“Competitor” means any Person or Persons that: (a) are not Affiliates of the Company or the Members; and (b) directly or indirectly compete with the Company or any of its subsidiaries, or have investments in businesses that directly or indirectly compete with the businesses of the Company or any of its subsidiaries, in each case, as reasonably determined by the Managing Member.

“Corporation” has the meaning set forth in Section 10.4.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Designated Individual” has the meaning set forth in Section 6.5(a).

“Distributable Cash” means, for any period, all cash received by the Company from all sources during such period, minus the sum of (i) all expenditures paid by the Company during the period (excluding depreciation or other noncash expenses, but including capital expenditures), (ii) scheduled amortization of principal of the Loans of the Company for the period and (iii) net additions during the period to the reserves of the Company for contingencies, working capital or future expansion needs as the Managing Member may reasonably determine to be necessary. Notwithstanding the preceding sentence, Capital Contributions shall not be taken into account in computing Distributable Cash for any period and net reductions during the period to the reserves of the Company for contingencies, working capital or future expansion needs as the Managing Member may reasonably determine to be necessary shall be treated as cash received by the Company.

“Distributable Cash for Tax Distributions” means, for any period, all available cash and cash equivalents of the Company (including taking into account cash available under the Company’s credit facilities) less reasonable reserves that the Managing Member determines in good faith are reasonably required to-be maintained by the Company for its operation in the ordinary course of business consistent with past practice.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Notice” has the meaning set forth in Section 9.3(c).

“Final Distribution” has the meaning set forth in Section 12.2(b).

“Financing Document” means any credit agreement, guarantee, financing or security agreement or other agreements or instruments governing indebtedness of the Company or any of its Affiliates.

“First Refusal Notice” has the meaning set forth in Section 9.2(a).

“First Refusal Notice Date” has the meaning set forth in Section 9.2(a).

“Fiscal Year” means the year identified in Section 6.1(a), except that in the year the Company commences, the Fiscal Year begins on the date hereof and, in the year the Company terminates, the Fiscal Year will terminate on the date of termination. Notwithstanding anything herein to the contrary, if a shorter period of any of the foregoing periods is necessary to allocate the Company items pursuant to Article IV, such shorter period shall constitute a Fiscal Year.

“Full Amount” has the meaning set forth in Section 9.1(c).

“Fully Diluted Capitalization” means, in the aggregate, the Membership Interests calculated on a fully diluted basis, including (a) all outstanding Units, (b) all outstanding vested and unvested options to acquire Units, (c) all outstanding warrants or other rights to purchase Units (on an as-converted, as-exercised basis), (d) all other securities convertible into Units (on an as-converted, as-exercised basis), and (e) all authorized and unissued Class B Units and any other Units reserved for issuance pursuant to any option or other equity pool designated by the Managing Member in an amount not to exceed fifteen percent (15%) of the Fully Diluted Capitalization.

“GAAP” means generally accepted accounting principles, in the United States, consistently applied.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managing Member in its reasonable discretion;

(ii)    The Gross Asset Values of all the Company Assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Managing Member in its reasonable discretion as of the following times: (A) the acquisition of an additional Unit in the Company by any new or existing Member or the issuance of a “profits interest” (as such term is defined in Rev. Proc. 93-27 and Rev. Proc. 2001-43); (B) the distribution by the Company to a Member of more than a de minimis amount of Property with respect to the repurchase of a Unit by the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) upon the withdrawal of a Member from the Company; provided that, except as set forth in Section 3.1(h), an adjustment described in clauses (A) and (B) and (D) of this paragraph shall be made only if the Managing Member reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)    The Gross Asset Value of any item of the Company Assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Managing Member in its reasonable discretion; and

(iv)    The Gross Asset Values of the Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704- 1(b)(2)(iv)(m).

(v)    If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Losses.

“Incorporation” has the meaning set forth in Section 10.4.

“Indemnitee(s)” has the meaning set forth in Section 7.5(a).

“License Agreement” means that certain License Agreement, dated as of December 19, 2019 | 2:40 PM by and between the Minority Member and Rumpus Therapeutics, LLC.

“Majority Member” has the meaning set forth in the preamble hereto.

“Managing Member” means, initially, the Majority Member, and thereafter, such other Member as may be designated or become the Managing Member pursuant to the terms of this Agreement.

“Minority Member” has the meaning set forth in the preamble hereto.

“Members” means those Persons who execute this Agreement or otherwise agree to be bound hereby and are admitted to the Company as Members pursuant to the Certificate and this Agreement, excluding any Person having the status solely of an Assignee.

“Member Loan” means a loan made by a Member to the Company pursuant to Section 3.3(b).

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704- 2(b)(4) for “partner nonrecourse debt.”

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2) for partner nonrecourse deductions.

“Members’ Acceptance Notices” has the meaning set forth in Section 9.2(b).

“Membership Interest” means the rights of a Member in distributions (liquidating and otherwise) and allocations of the profits, losses, gains, deductions, and credits of the Company.

“Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d) for “partnership minimum gain.”

“Net Profit” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments:

(a)         Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss pursuant to this paragraph shall be added to such taxable income or loss;

(c)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations and not otherwise taken into account in computing Net Profit or Net Loss shall be subtracted from such taxable income or loss;

(d)    In the event Gross Asset Value of any Company Asset is adjusted pursuant to subparagraphs (ii), (iii), or (iv) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss.

(e)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(f)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of (adjusted for accumulated Depreciation with respect to such property), notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

(g)    Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Sections 4.2, 4.3 or 10.2(b) shall not be taken into account in computing Net Profit or Net Loss. The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.2, 4.3 or 11.0(b) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“New Securities” has the meaning set forth in Section 9.1(b).

“Nonrecourse Deduction” has the meaning assigned to such term by Regulations Sections 1.704-2(b)(l) and 1.704-2(c).

“Nonrecourse Liability” has the meaning assigned to such term by Regulations Section 1.704-2(b)(3).

“Non-Selling Members” has the meaning set forth in Section 9.2(a).

“Notice Date” has the meaning set forth in Section 9.1(c).

“Offered Securities” has the meaning set forth in Section 9.2(a).

“Original Notice” has the meaning set forth in Section 9.1(c).

“P Subseries” has the meaning set forth in Section 3.1(i).

“Participating Units” has the meaning set forth in Section 3.1(i).

“Participation Notice” has the meaning set forth in Section 9.3(b).

“Partnership Representative” has the meaning set forth in Section 6.5(a).

“Percentage Interest” means, as to a Member’s Units, the ratio that the sum of the Units held by such Member bears to the sum of all the issued and outstanding Units of the Company (expressed as a percentage); provided that if determination of a Member’s Percentage Interest is being made in connection with determining the amount of any distributions and any Units are not entitled to participate in all or a portion of such distribution, then the Units that are not entitled to participate in all or a portion of such distribution shall not be included in the calculation above to the extent that such Units are not entitled to participate.

“Permitted Transferee” means any Person to whom Units may be transferred to pursuant to the terms of this Agreement.

“Person” means any individual, corporation, governmental agency or authority, limited liability company, partnership, limited partnership, trust,-unincorporated association or other entity.

“Plan” means any bonus or other incentive plan that awards officers, managers, employees or consultants of the Company or any of its subsidiaries rights or payments based on increases in the value, equity value, earnings or revenues of the Company or any of its subsidiaries, other than annual cash bonus plan arrangements entered into in the ordinary course of the Business.

“Presumed Tax Liability” has the meaning set forth in Section 5.1(a).

“Property” means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Proposed Offer” has the meaning set forth in Section 9.2(a).

“Proposed Purchaser” has the meaning set forth in Section 9.2(a).

“Proposed Rules” has the meaning set forth in Section 4.2(a).

“Proposed Transfer” has the meaning set forth in Section 9.3(b).

“Proprietary Information” has the meaning set forth in Section 11.1.

“Qualified Public Offering” means the Company’s initial underwritten public offering pursuant to a registration statement declared effective under the Securities Act, covering the offer and sale of the Company’s common stock after an Incorporation, with a proposed aggregate market value of such offered common stock greater than or equal to $25,000,000, as such value is determined using the lowest post-offering per share value estimated by the underwriters in such offering.

“Regulations” has the meaning set forth in the definition of Treasury Regulations below.

“Regulatory Allocations” has the meaning set forth in Section 4.2.

“Rule 144” has the meaning set forth in Section 9.5(b).

“Safe Harbor Election” has the meaning set forth in Section 4.6(a).

“Sale Transaction” means a bona fide arm’s length transaction involving (a) the direct or indirect acquisition (either in whole or in part) of the Company by another Person (or Persons acting in concert) by means of any transaction or series of related transactions in which outstanding Units or Membership Interests are exchanged for securities or other consideration issued or paid, or caused to be issued or paid by the acquiring Person or any subsidiary of the acquiring Person, (b) a sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, unless, in each case, the Members of record as constituted immediately prior to such transfer or sale will, immediately after such transfer or sale (by virtue of securities issued as consideration in the transaction or otherwise) hold at least a majority of the voting power of the surviving, continuing or acquiring Person, or (c) a reorganization, merger or consolidation of the Company, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company.

“Scheduled Closing” has the meaning set forth in Section 9.3(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Member” has the meaning set forth in Section 9.2(a).

“Substitute Member” has the meaning set forth in Section 9.7(b).

“Target Amount” means with respect to any Member for any Fiscal Year or other period, an amount equal to the hypothetical distribution such Member would receive if all Property of the Company were sold for cash equal to its Gross Asset Value, all liabilities allocable to such property were then due and were satisfied according to their terms, all minimum gain chargebacks required by this Agreement were made, and all obligations of the Members to contribute additional capital to the Company were satisfied, and all remaining proceeds from such sale were distributed pursuant to Section 5.2 hereof (except that amounts deemed constructively distributed pursuant to the computation of prior Target Amount balances shall not be treated as having been actually distributed for the current computation of the Target Amount balance). Amounts deemed constructively distributed pursuant to the computation of Target Amount balances shall not be treated as having been actually distributed for the purpose of calculating a Member’s entitlements to actual distributions pursuant to Section 5.2 hereof.

“Tax Distribution” has the meaning set forth in Section 5.1(a).

“Threshold Amount” means, with respect to a given P Subseries of Class B Common Units, the dollar amount corresponding to such P Subseries of Class B Common Units as set forth in the applicable Class B Common Unit Agreement. The Threshold Amount with respect to any given P Subseries of Class B Common Unit shall be at least equal to the fair market value of the Company on the date of grant of such P Subseries of Class B Common Unit.

“Transfer” means any direct or indirect sale, gift, bequest, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other transfer or disposition, whether voluntary or involuntary by operation of law or otherwise, and whether inter vivos or testamentary.

“Treasury Regulations” or “Regulations” means the regulations issued under the Code and as in effect at the relevant time.

“Unit Certificates” means the certificates that represent the Units as described in Section 3.5.

“Units” means all units of Membership Interests held by Members.

“Unreturned Unit Capital Contribution Balance” means as to a Member and a Common Unit of which the Member is the record owner, as of any day, the initial Capital Contributions made with respect to such Common Units, reduced by the aggregate amount of cash and the aggregate Gross Asset Value of any Company Assets distributed to the Member pursuant to Section 5.2 (or any distributions made pursuant to the order and priority of such Section) with respect to the Common Units. In the event that any Member transfers all or any portion of its Common Units in accordance with the terms of this Agreement, such Member’s transferee shall succeed to such Member’s Unreturned Unit Capital Contribution Balance to the extent it relates to such transferred Class A Common Units.

1.2         Other Definitional Provisions. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein to Articles, Sections, and Schedules mean the Articles and Sections of, and Schedules attached to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

ORGANIZATION

2.1    Formation of the Company. The Company was formed as a Delaware limited liability company pursuant to the Act under the name “Rumpus VEDS LLC” by the filing of the Certificate. The rights and obligations of the Members shall be as provided in the Act, except as otherwise expressly provided herein. The Managing Member shall from time to time execute or cause to be executed all such certificates, instruments and other documents, and do or cause to be done all such filings, recordings, publishings and other acts as the Managing Member may deem necessary or appropriate to comply with the requirements of law for the operation of the Company in all jurisdictions in which the Company will conduct business.

2.2    Name. The name of the Company shall be, and the business of the Company shall be conducted under the name, “Rumpus VEDS LLC.” The business of the Company may be conducted under such other name or names as the Managing Member shall determine from time to time.

2.3    Registered Office; Principal Place of Business. The address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, or such other place as may be designated from time to time by the Managing Member. The name of the registered agent for service of process on the Company in the State of Delaware at such address shall be Corporation Service Company or such other Person as may be designated from time to time by the Managing Member. The Company shall maintain a principal place of business in 300 Brookside Avenue, Ambler, Pennsylvania 19002, or such other location as the Managing Member shall determine. The Managing Member may change the registered agent or registered office, change the location of the Company’s principal place of business, or establish additional places of business at such locations as the Managing Member may from time to time determine in compliance with the Act.

2.4    Purposes and Powers.The purpose of the Company is to engage in such business, activity or purpose as permitted by the Act, provided that such activities shall be in or related to lines of business that are reasonably related to the business of the Company as of the date hereof. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.

2.5    Title to Property. Title to Company Assets shall be held in the name of the Company.

2.6    Term. The Company commenced its existence upon the filing of the Certificate and shall continue in existence perpetually until it is dissolved in accordance with Article XI.

ARTICLE III

MEMBERSHIP INTERESTS; CAPITAL

3.1    Membership Interests and Capital Contributions.

(a)    The Company’s Membership Interests shall be divided into two separate and distinct classes of Units in the Company (each, a “Class” of Units), each of which shall carry the rights, preferences, and privileges as set forth herein. The Company is authorized to issue up to 10,000 units of Class A common Membership Interests (“Class A Common Units”) and 1,500 units of Class B common Membership Interests (“Class B Common Units” and together with Class A Common Units, the “Common Units”).

(b)    Except as required under the Act, the Class B Common Units will have no voting rights hereunder.

(c)    Each of the Class A Members has acquired the Class A Common Units set forth next to their respective names on Exhibit A as of the date hereof.

(d)    Subject to Section 9.1, the Managing Member may authorize the issuance of additional Common Units from time to time which may be subject to such vesting schedules, if any, as the Managing Member shall determine at the time of such issuance. The Company is authorized to issue fractional Common Units.

(e)    The Managing Member may create one or more additional Classes, or series within Classes, of Units, having such designations, preferences, and relative, participating, optional, or other special rights as shall be fixed by the Managing Member. The Managing Member shall reflect the creation of any new Class or series in an amendment to this Agreement indicating such designations, preferences and relative, participating, optional, or other special rights, and such amendment need be executed only by the Managing Member.

(f)    Subject to Section 9.1, the Managing Member may authorize the Company to issue any options, warrants, or other rights to acquire, or securities convertible or exchangeable into, any such Units or any interest therein on such terms as the Managing Member may determine.

(g)    The Class B Common Units may be issued as “profits interests” for United States federal income tax purposes (and corresponding state and local tax provisions), as such term is defined in Rev. Proc. 93-27 and Rev. Proc. 2001-43, and all provisions of this Agreement shall be interpreted consistent with this intention.

(h)    Immediately prior to the issuance of a Class B Common Unit issued as a profits interest pursuant to the applicable Class B Unit Award Agreement, the Gross Asset Value of all Company assets shall be adjusted to equal their respective Gross Asset Values and the Capital Accounts of the Members shall be adjusted pursuant to Section 3.2. Each such Class B Common Unit issued as a profits interest shall entitle its record owner to share in the appreciation in the fair market value of Company property from the date of issuance and not in any fair market value of Company property accrued prior to the issuance of such Class B Common Unit. Class B Common Units issued as profits interests pursuant to the applicable Class B Common Unit Award Agreement shall not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items. To the extent consistent with Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the Company’s books shall be closed at the time holders of the Class B Common Units are admitted (as though the Company’s tax year had ended).

(i)    To the extent provided in the applicable Class B Common Unit Award Agreement, an issuance of Class B Common Units issued as a profits interest may be designated a “P Subseries” of Class B Common Units, to be consecutively designated as “Subseries P-l,” “Subseries P-2,” etc. In connection with the issuance of each P Subseries of Class B Common Units, the Managing Member shall amend Section 5.2 through amendment of Exhibit A to this Agreement providing for a subsection corresponding to each P Subseries of Class B Common Units and establishing the “Threshold Amount” for each P Subseries of Class B Common Units as the minimum aggregate distribution amount that must be made to with respect to Units with no Threshold Amount or a lesser Threshold Amount and issued on or before the issuance of such P Subseries of Class B Common Units pursuant to Section 5.2 (the “Participating Units”) before such P Subseries of Class B Common Units shall share in their Percentage Interest of distributions.

(j)    Within thirty (30) days from the date of issuance, a Member receiving Class B Common Units issued by the Company as profits interests and subject to vesting may make an election under Section 83(b) of the Code. For this purpose, the fair market value of such Class B Common Units issued as profits interests as reported for income tax purposes by the Company and each Member holding Class B Common Units shall equal the amount that would be distributed with respect to such Class B Common Units as provided in this Agreement if the Company sold all of its assets for their Gross Asset Values, paid all of its liabilities, and liquidated.

3.2	Capital Contributions; Capital Accounts.

The Majority Member and Minority Member own the Class A Common Units set forth on Exhibit A attached hereto. The Majority Member acquired such Class A Common Units from the Company in connection with the formation of the Company and the Minority Member acquired such Class A Common Units from the Company in partial consideration for the license granted to the Company pursuant to the terms of the License Agreement.

(a)    In the event that the Managing Member determines that the Company requires additional equity capital, the Managing Member shall deliver a written notice to each other Member setting forth (i) an explanation of the reasons why the Company requires additional capital, (ii) an estimate of the amount of additional capital required by the Company, and (iii) the terms and conditions under which additional Membership Interests are intended to be issued. Each Person who subscribes for an additional Membership Interest and satisfies the conditions established by the Managing Member shall be admitted to the Company as a Member, effective upon the execution by such Person of a counterpart of this Agreement. Notwithstanding the foregoing, the authority of the Managing Member to issue new Membership Interests is subject in all cases to the restrictions and procedural requirements of Section 9.1, and is further subject to the authorization of additional Membership Interests (to the extent applicable) by amendment to Section 3.1(a).

(b)    No Member shall be required by the terms of this Agreement to make additional Capital Contributions to the Company.

(c)    A Capital Account shall be maintained for each Member in accordance with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

(d)    The initial Capital Account for each Member shall be equal to the amount of Capital Contributions made by the Member in exchange for such class of Membership Interests and as set forth on Exhibit A attached hereto. Such Capital Account shall thereafter be:

(i)    increased by the Capital Contributions made by such Member after the date of this Agreement and by the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member;

(ii)    increased by items of income or gain which are allocated to such Member under Article IV;

(iii)    decreased by the items of loss and deduction which are allocated to the Member under Article IV; and

(iv)    decreased by the amount of any cash and the fair market value of any Company Asset distributed to such Member and by the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(e)    Upon a transfer of any Membership Interest in accordance with the terms of this Agreement, the Assignee shall succeed to the Capital Account of the transferor which is attributable to such Membership Interest. In determining the amount of any liability for purposes of Sections 3.2(e)(i) and 3.2(e)(iv) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(f)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts shall be applied in accordance with Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations.

(g)    Except as otherwise required by law, no Member shall be required to restore any deficit in such Member’s Capital Account.

3.3	Loans.

(a)    The Members recognize that it may be desirable from time to time to use prudent amounts of leverage through borrowings from banks or other commercial lenders to finance the operation or expansion of the Company’s business or other proper Company matters. Subject to the restrictions contained in any loan or other agreement to which the Company is a party, the Managing Member is authorized to cause the Company to obtain such borrowings or credit facilities and use the proceeds thereof to finance the Company’s operations or expansion or other proper Company matters.

(b)    In addition, the Company may obtain loans from one or more Members (each, a “Member Loan”). Each Member Loan shall be repayable on such terms as the Managing Member and the lending Member may agree, provided that (i) such loan shall be made on an arm’s length basis on terms and conditions not less favorable to the Company than those available from unaffiliated third parties for similar loans and (ii) all Class A Members shall be provided a reasonable opportunity to participate as lenders with respect to any requested Member Loans in proportion to their respective number of Units. A loan by a Member to the Company shall not be considered part of such Member’s Capital Contribution and shall not increase such Member’s Capital Account. Any such Member Loan shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company Assets in accordance with the terms and conditions upon which such Member Loan was made. Notwithstanding the above, the terms of a Member Loan shall not restrict or limit the Tax Distributions.

3.4    Withdrawals; Interest. Except as expressly provided in this Agreement, no Member may withdraw from the Company or receive the return of, or interest on, its Capital Contributions, Capital Account, or other amounts.

3.5    Unit Certificates. The Units may, but need not, be represented by certificates (the “Unit Certificates”) in such form as may be approved by the Managing Member. If the Managing Member so chooses to issue Unit Certificates, the Unit Certificates shall state that the Company is organized under the laws of Delaware, the name of the Person to whom the Unit Certificates are issued, the Class of Units represented by such Unit Certificates and the number of Units of the particular Class represented by such Unit Certificates. The Unit register or transfer books and blank Unit Certificates will be kept by the Managing Member. The Unit Certificates of the Company will be numbered and registered in the Unit register or transfer books of the Company as they are issued. They shall be signed by the President or a Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company.

ARTICLE IV

ALLOCATIONS

4.1    Allocations of Net Profit and Loss. After giving effect to the special allocations set forth in Section 4.2 and Section 4.3, and subject to Section 10.2(b) and Section 4.4, Net Profit and Net Loss for any Fiscal Year shall be allocated to the Members as follows:

(a)    (a)The Company’s Net Profit for any Fiscal Year shall be allocated to the Members having Capital Account Shortfalls for such Fiscal Year (as determined after taking account of all contributions, distributions, and special allocations during such Fiscal Year, but before taking account of allocations of Net Profit or Net Loss for such Fiscal Year) to the extent of, and in proportion to, their respective Capital Account Shortfalls.

(b)    The Company’s Net Loss for any Fiscal Year shall be allocated to the Members having Capital Account Excesses for such Fiscal Year (as determined after taking account of all contributions, distributions, and special allocations during such Fiscal Year, but before taking account of allocations of Net Profit or Net Loss for such Fiscal Year) to the extent of, and in proportion to, their respective Capital Account Excesses.

4.2    Regulatory Allocations. The following special allocations shall be made in the following order and priority:

(a)    Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article IV, if there is a net decrease in the Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of gross income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in the Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2)(i) of the Regulations. This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704- 2(1) of the Regulations and shall be interpreted consistently therewith.

(b)    Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of gross income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii) of the Regulations. This Section 4.2(b) is intended to comply with the partner minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c)    Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (5), or (6), which create or increase an Adjusted Capital Account Deficit for such Member for a Fiscal Year, then items of gross income and gain (consisting of a pro rata portion of each item of the Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit so created as quickly as possible. It is the intent that this Section 4.2(c) be interpreted as a “qualified income offset” and as otherwise necessary to comply with the alternate test for economic effect set forth in Regulations Section 1.704-1(b)(2)(ii)(d).

(d)    Loss Allocation Limitation. The Net Loss allocated pursuant to Section 4.1(b) shall not exceed the maximum amount of Net Loss that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that some, but not all, of the Members would have an Adjusted Capital Account Deficit as a consequence of an allocation of Net Loss pursuant to Section 4.1(b), the limitation set forth in the preceding sentence shall be applied on a Member by Member basis so as to allocate the maximum permissible Net Loss to each Member consistent with Regulations Section 1.704-1(b)(2)(ii)(d). All Net Loss in excess of the limitation set forth in this Section 4.2(d) shall be allocated to the Members in proportion to their respective positive Capital Account balances, if any, and thereafter to the Members in accordance with their Percentage Interests in the Company. In the event that any Member would have an Adjusted Capital Account Deficit at the end of any Fiscal Year which is in excess of the sum of the amount, if any, that such Member is obligated to restore to the Company under Regulations Section 1.704-1(b)(2)(ii)(c) and such Member’s share of the Minimum Gain as defined in Regulations Section 1.704-2(g)(l) and Member Minimum Gain as determined pursuant to Section 1.704-2(i) (which are also treated as obligations to restore in accordance with Regulations Section 1.704-1(b)(2)(ii)(d)), the Capital Account of such Member shall be specially credited with items of the Company income (including gross income) and gain in the amount of such excess as quickly as possible.

(e)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(l).

(g)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any of the Company Assets, pursuant to Section 734(b) or Section 743(b) of the Code, is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

4.3    Curative Allocations. The allocations set forth in Section 4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of the Company income, gain, loss or deduction pursuant to this Section 4.3. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Managing Member may make such offsetting special allocations of the Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all the Company items were allocated pursuant to Section 4.1.

4.4	Other Allocation Rules.

(a)    For purposes of determining the Net Profit, Net Loss, or any other items allocable to any period, Net Profit, Net Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member in its reasonable discretion using any permissible method under Section 706 of the Code and the Regulations thereunder.

(b)    The Members are aware of the income tax consequences of the allocations made by this Article IV and hereby agree to be bound by the provisions of this Article IV in reporting their shares of the Company income and loss for income tax purposes.

(c)    Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section l.752-3(a)(3), the Members’ interests in the Net Profits shall be deemed to be in proportion to their respective Percentage Interests.

(d)    To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Managing Member shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

4.5    Tax Allocations. For each Fiscal Year, items of taxable income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in the same manner as their corresponding book items were allocated pursuant to Section 4.1, Section 4.2, Section 4.3, and Section 10.2(b) for such Fiscal Year, as modified by the following principles:

(a)    In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

(b)    In the event the Gross Asset Value of any of the Company Assets is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value as provided under Code Section 704(c) and the Regulations promulgated thereunder.

(c)     Any elections or other decisions relating to allocations under this Section 4.5 shall be made by the Managing Member.

(d)    Allocations pursuant to this Section 4.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

4.6	Safe Harbor Election and Forfeiture Allocations.

(a)    The Managing Member is hereby authorized to cause the Company to make an election to Value any interest in the Company issued to a Member as compensation for services to the Company (the “Compensatory Interest”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(1) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The Managing Member shall cause the Company to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(b)    Any such Safe Harbor Election shall be binding on the Company and on all of its Members with respect to all transfers of the Compensatory Interest thereafter made by the Company while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Managing Member as permitted by the Proposed Rules or any applicable rule.

(c)    Each Member, by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to the Compensatory Interest while the Safe Harbor Election remains effective.

(d)    The Managing Member shall file or cause the Company to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of the Compensatory Interest.

(e)    The Managing Member is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively, provided, that such amendments are not reasonably likely to have a material adverse effect on the rights and obligations of the Members.

(f)    Each Member agrees to cooperate with the Managing Member to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Managing Member.

(g)    No transfer, assignment or other disposition of any interest in the Company by a Member shall be effective unless prior to such transfer, assignment or disposition the transferee, assignee or intended recipient of such interest shall have agreed in writing to be bound by the provisions of this Section 4.6, in form reasonably satisfactory to the Managing Member.

ARTICLE V

DISTRIBUTIONS

5.1    Tax Distributions.

(a)    Within 90 days of the end of each Fiscal Year, the Company shall distribute to each Member, with respect to such Fiscal Year, Distributable Cash for Tax Distributions in an amount equal to such Member’s Presumed Tax Liability for such Fiscal Year (a “Tax Distribution”).

(b)    The Company may elect to distribute such Tax Distributions in quarterly installments on an estimated basis prior to the end of a Fiscal Year to enable the Members to pay estimated tax obligations.

(c)    Any amounts distributed pursuant to this Section 5.1 will be deemed to be an advance distribution of amounts otherwise distributable to the Members pursuant to Section

5.2    and will reduce the amounts that would subsequently otherwise have been distributable to the Members pursuant to Section 5.2 in the order they would otherwise have been distributable, provided, however, that no distribution pursuant to this Section 5.1 shall reduce any Member’s Unreturned Unit Capital Contribution Balance.

(d)    The obligation to make Tax Distributions with respect to any Fiscal Year pursuant to this Section 5.1 shall be reduced by any distributions made pursuant to Section 5.2 during such Fiscal Year or prior to the expiration of the 90-day period following the end of such Fiscal Year; provided, however, that distributions made in such 90-day period to satisfy a Tax Distribution obligation with respect to a prior Fiscal Year shall not be credited against the required Tax Distributions for the Fiscal Year in which such distributions were made.

(e)    For purposes of this Section 5.1, “Presumed Tax Liability” for each Member for a Fiscal Year shall mean an amount equal to the product of (a) the amount of taxable income (including any tax items required to be separately stated under Section 703 of the Code) allocated to such Member for that Fiscal Year pursuant to Section 4.5, and (b) the maximum marginal federal income tax rate (specifically adjusted for the federal deduction for state income taxes) applicable to individuals during the Fiscal Year (without reference to minimum taxes, alternative minimum taxes, or income tax surcharges), each as determined by the Managing Member. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld and shall be treated as a Tax Distribution for the purpose of this Section 5.1. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government, or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law or any foreign law.

5.2    Other Distributions.

(a)    The Managing Member may from time to time cause the Company to make distributions of the Company’s Distributable Cash remaining after distributions made pursuant to Section 5.1. All such distributions of Distributable Cash shall be made to the Members as follows:

(i)    first, to the holders of Class A Common Units and Class B Common Units to the extent of, and in proportion to, their respective then outstanding Unreturned Unit Capital Contribution Balance;

(ii)    second, to all Members in proportion to their respective Percentage Interests; provided, however, that Class B Members holding Class B Common Units that are profits interests shall only be entitled to distributions as to their Percentage Interest of the excess (if any) of Distributable Cash remaining after the Members holding Participating Units that are not profits interests have received, with respect to such Participating Units, the respective Threshold Amount associated with each such Class B Common Unit that may be issued from time to time hereunder. Schedule A to the Agreement sets forth the respective Threshold Amounts applicable to each Class B Common Unit (if applicable).

5.3	Distributions in Kind.

(a)    Except as otherwise provided by this Agreement, distributions of Property may be made in cash or in kind as determined by the Managing Member in its reasonable discretion; provided, that all Tax Distributions shall be paid in cash equivalent funds, and the form in which a particular distribution is paid shall be uniform as to all Members sharing in that distribution, Immediately prior to any distribution to be made pursuant to Section 5.2 in kind, the Gross Asset Value of the Property to be distributed shall be adjusted to its fair market value as provided in the definition of Gross Asset Value.

(b)    Any distribution of securities shall be subject to such conditions and restrictions as the Managing Member determines are required or advisable to ensure compliance with applicable law. In furtherance of the foregoing, the Managing Member may require that the Members execute and deliver such documents as the Managing Member may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

5.4    Distributions in Respect of Units Transferred. Distributions of the Company Assets in respect of Units in the Company shall be made only to Persons who, according to the books and records of the Company, are the owners of record of the Units in the Company in respect of which such distributions are made on the date determined by the Managing Member as of which owners of Units in the Company are entitled to such distributions. The Managing Member and the Company shall incur no liability for making distributions to such owners of record in accordance with the provisions of this Section 5.4, whether or not the Managing Member or the Company have knowledge or notice of any transfer of ownership of any Units in the Company.

ARTICLE VI

RECORDS AND ACCOUNTING; REPORTS; TAX MATTERS

6.1    Accounting.

(a)    The Managing Member shall maintain, and shall cause each of the Company’s subsidiaries, if any, to maintain, a system of accounting established and administered in accordance with GAAP, and all financial statements or information supplied to the Members shall be prepared in accordance with GAAP (subject, in the case of monthly unaudited statements, to normal year-end adjustments and the omission of footnotes). The fiscal year of the Company (“Fiscal Year”) shall be a 12-month period ending December 31, unless the Company is required to adopt a different Fiscal Year under section 706 of the Code. In addition, the Managing Member shall maintain such other books and records as may be required to compute Capital Accounts under this Agreement.

(b)    All matters concerning the valuation of assets and accounting procedures shall be determined by the Managing Member except as otherwise expressly set forth herein.

(c)    Within 120 days of the end of each Fiscal Year, the Company shall distribute a copy of the unaudited or compiled GAAP financial statements to all Class A Members. Within fifteen days of the end of each calendar month, the Company shall distribute a copy of the monthly and year to date financial statements to all Class A Members. The Company shall distribute to each Member all financial statements and accounting information reasonably requested in writing by the Member from time to time within ten days after such request.

6.2    Unit Register. The Managing Member shall maintain a register of all of the Members, setting forth next to the name of each the type and number of Units of Membership Interest owned by such Member, and a register of the owners of any rights (including conversion rights) for Units of Membership Interest. Such registers shall be maintained at the Company’s principal place of business, and each Member or the Member’s duly authorized representative shall have the right to inspect and copy such registers upon reasonable notice, at all reasonable times during business hours.

6.3    Tax Returns. The Managing Member shall cause federal, state, and local income tax returns for the Company to be prepared and timely filed (without regard to applicable extensions) with the appropriate authorities and shall cause the Company to deliver to the Members or Assignees, no later than 90 days after the end of each Fiscal Year, K-1 statements necessary for such Members or Assignees to prepare their federal, state, and local tax returns for such Fiscal Year.

6.4    Company Funds. Pending use in the business of the Company or distribution to the Members, the funds of the Company may, in the discretion of the Managing Member, be deposited in a bank account or accounts, or invested in the following interest-bearing taxable or nontaxable investments; checking and savings accounts, certificates of deposit and time or demand deposits in commercial banks, U.S. government securities, securities fully guaranteed by U.S. government agencies, bankers’ acceptances, securities issued by money market mutual funds, savings and loan association deposits, deposits in members of the Federal Home Loan Bank System, or commercial paper, rated A-I or better by Standard & Poor’s Corporation or Prime-I or better by Moody’s Commercial Paper Division of Moody’s Investor Services, Inc., or the successor to either of them; provided that the Managing Member shall not make any such deposits or investments that would require registration of the Company under the Investment Company Act of 1940. Such funds shall not be commingled with funds of any other Person. Withdrawal of funds shall be made upon such signatures as the Managing Member may designate.

6.5	Tax Audits.

(a)    For each taxable year in which the Company is subject to the partnership audit regime under subchapter C to chapter 63 of the Code, as added by the Bipartisan Budget Act of 2015, and the Treasury Regulations and other guidance promulgated thereunder, the Managing Member shall cause the Company to designate a Member (or other Person as permitted under applicable law) to act as the Company’s “partnership representative” within the meaning of Section 6223 of the Code (the “Partnership Representative”), and, if the Partnership Representative is an entity, the Managing Member shall cause the Company to appoint a “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3) to act on behalf of the Partnership Representative (the “Designated Individual”). The Members acknowledge and agree that the initial Partnership Representative shall be Nate Massari.

(b)    Any Person serving as the Company’s Partnership Representative or Designated Individual, as applicable, will act at the direction of the Managing Member in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, with respect to the taxable year(s) such Person was designated to serve in such capacity, until such Person resigns or is replaced by the Managing Member in accordance with applicable IRS procedures. The Partnership Representative shall keep the Members reasonably informed of any administrative and judicial proceedings, and each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings.

(c)    The Company shall not pay any fees or other compensation to the Partnership Representative or Designated Individual in such Person’s capacity as such; however, the Company shall reimburse the Partnership Representative or Designated Individual, as applicable, for any and all reasonable out-of-pocket costs and expenses (including reasonable attorneys and other professional fees) incurred by such Person in its capacity as such. The Company shall indemnify, defend and hold the Partnership Representative and Designated Individual harmless from and against any loss, liability, damage, costs or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as such, so long as such act or decision does not constitute gross negligence or willful misconduct.

(d)    Each Member shall furnish to the Partnership Representative such information (including information specified in Code Section 6230(e)) as such Partnership Representative may, in its reasonable discretion, request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Code Section 6223 or any other provisions of the Code or the published regulations thereunder which require the Partnership Representative to obtain information from the Members.

6.6    Tax Elections. The Managing Member in its sole discretion may make and revoke (to the extent permitted by law) any and all elections for federal, state and local tax purposes, including any election with respect to the preparation and filing of tax returns or any other election which the Company may be entitled to make. The Members shall supply all information reasonably requested by the Managing Member that is related to any such tax elections.

6.7    Accountants. The Managing Member shall engage, at Company’s expense, the Accountants to assist in the annual closing of the Company’s books, to prepare the Company’s information and tax returns, and to perform such other similar tasks as shall be determined from time to time by the Managing Member or the executive officers of the Company.

ARTICLE VII

MANAGEMENT

7.1    Management of the Company. The business and affairs of the Company shall be managed by the Managing Member. Except as may otherwise be required by the Act, the Managing Member shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company set forth in Section 2.4. The actions of the Managing Member taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Managing Member pursuant to a resolution expressly authorizing such action, which resolution is duly adopted by the Managing Member.

7.2    Limited Liability. To the fullest extent permitted under applicable law, neither the Managing Member, any other Member, or officer, nor any member, employee, shareholder, director, officer, trustee or agent of the Managing Member, any other Member, or officer, shall be deemed to violate this Agreement or be liable, responsible or accountable in damages or otherwise to any Member or the Company for any action or failure to act, unless such violation or liability is attributable to such Person’s gross negligence, willful misconduct or bad faith. Without limiting the generality of the foregoing, each such Person shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to such Person by the Managing Member or by any other Person as to matters such Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, the Managing Member or other Member. The Company shall use all commercially reasonable efforts to obtain and maintain director and officer liability insurance coverage for the Managing Member and Company officers at levels reasonably commensurate with market norms for business entities of a size and nature similar to the Company.

7.3	Indemnification.

(a)    The Company shall, to the fullest extent permitted by applicable law, indemnify each Indemnitee (as defined below) against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Indemnitee, in connection with any threatened, pending or completed action, suit or proceeding to which such Indemnitee was or is a party or is threatened to be made a party by reason of the Indemnitee’s status as a Member, Managing Member, officer, employee, agent or Affiliate of the Company (each, an “Indemnitee” and collectively, the “Indemnitees”); provided that the Indemnitee acted (or failed to act) in good faith, and the act or omission which is the basis of such demand, claim, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee.

(b)    All reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in defending any proceeding subject to Section 7.5(a) shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction, that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder.

(c)    The indemnification provided by Section 7.5(a) shall be in addition to any other rights to which the Indemnitees may be entitled and shall continue as to an Indemnitee who has ceased to serve in a capacity for which the Indemnitee is entitled to indemnification, and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee.

(d)    An Indemnitee shall not be denied indemnification in whole or in part under Section 7.5(a) because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(e)    The provisions of this Section 7.5 are for the benefit of the Indemnitees and their heirs, successors, assigns, administrators and personal representatives, and shall not be deemed to create any rights or be for the benefit of any other person.

(f)    No amendment to this Section 7.5 shall limit the rights to indemnification of any Indemnitee unless the Indemnitee consented in writing to the amendment of this Section 7.5.

7.4    Affiliated Transactions. Except as approved by the Managing Member, the Company shall not enter into or maintain any transaction or agreement with any Member, or any of their Affiliates, except in the ordinary course of business and upon fair, reasonable and arm’s length terms no less favorable to the Company than would be obtained by the Company in a comparable arm’s length transaction with an unaffiliated Person.

7.5    Officers. The officers of the Company shall consist of at least a President, Treasurer and Secretary, each of whom shall be elected or appointed by the Managing Member. The Managing Member from time to time may create and establish the duties of other offices and may elect or appoint, or authorize specific officers to appoint, the individuals who shall hold such other offices. Any two or more offices may be held by the same individual.

(a)    Initial Officers.

The initial officers (subject to Section 7.7(c)) shall be as follows:

Officer	Office

Christopher Brooke	President

Greg Keenan	Secretary

Nate Massari	Treasurer

(b)    Term. Each officer shall serve at the pleasure of the Managing Member until his or her death, resignation or removal, or until his or her replacement is elected or appointed in accordance with this Article VII and subject to the terms of any employment agreement with such officer.

(c)    Compensation. The compensation of all officers of the Company shall be fixed by the Managing Member or officer appointed by the Managing Member. No officer shall be prevented from receiving such salary by reason of the fact that the officer is also a Member of the Company.

(d)    President. The President shall perform such duties as may from time to time be assigned to the President by the Managing Member. The President shall preside at and serve as chair of meetings of the Members.

(e)    Vice President. The Vice President shall perform such duties as may from time to time be assigned to the Vice President by the Managing Member.

(f)    Treasurer. Unless otherwise provided by the Managing Member, the Treasurer shall be responsible for the custody of all funds and securities belonging to the Company and for the receipt, deposit, or disbursement of these funds and securities under the direction of the Managing Member. The Treasurer shall cause full and true accounts of all receipts and disbursements to be maintained and shall make reports of these receipts and disbursements to the Managing Member upon request. The Treasurer shall perform any other duties and have any other authority as from time to time may be delegated by the Managing Member.

(g)    Secretary. The Secretary shall be responsible for preparing minutes of the meetings of Members and the Managing Member and for authenticating records of the Company. The Secretary shall have authority to give all notices required by law or this Agreement. The Secretary shall be responsible for the custody of the Company books, records, contracts, and other documents. The Secretary may attest to the signature of any officer of the Company, and shall sign any instrument that requires the Secretary’s signature. The Secretary shall perform any other duties and have any other authority as from time to time may be delegated by the Managing Member.

7.6    Compensation and Reimbursement of Managing Member. The Managing Member shall not be compensated for its services as the Managing Member, but the Company shall reimburse the Managing Member for all ordinary, necessary and direct expenses incurred by the Managing Member on behalf of the Company in carrying out the Company’s business activities, including, without limitation, salaries of officers and employees of the Managing Member who are carrying out the Company’s business activities. All reimbursements for expenses shall be reasonable in amount and appropriately documented by the Managing Member.

7.7    Resignation of Managing Member. The Managing Member may voluntarily resign at any point upon reasonable advance written notice to the other Members. Upon such resignation, the Majority Member shall appoint another Person (who may be an Affiliate of the Majority Member) to manage the operations of the Company. The resignation of the Managing Member shall not affect its rights as a Member and shall not constitute a withdrawal of a Member.

ARTICLE VIII

MEMBERS

8.1    Limited Liability. Except to the extent required by the Act, no Member shall be liable for any debts, obligations or liabilities of the Company.

8.2    Meetings of Members. Meetings of the Members, for any purpose or purposes, may be called by any Member or group of Members holding at least ten percent (10%) of the outstanding Common Units.

8.3    Place of Meetings. Meetings of the Members may be held at any place, within or outside of the State of Delaware, for any meeting designated in any notice of such meeting. If no such designation is made, the place of any such meeting shall be the chief executive office of the Company.

8.4    Notice of Meetings. Written notice stating (a) the place, day and hour of the meeting, (b) that it is being issued by or at the direction of the Member or Members calling the meeting, and (c) the purpose or purposes for which the meeting is called, shall be delivered at least three days before the date of the meeting. Such notice may be delivered by mail, overnight courier, facsimile, or electronically.

8.5    Record Date. For the purpose of determining the Members entitled to notice of or to vote at any meeting of Members or any adjournment of such meeting, or to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed shall be the record date for making such a determination. When a determination of Members entitled to vote at any meeting has been made pursuant to this Section, the determination shall apply to any adjournment of the meeting.

8.6    Quorum. A quorum for a meeting of all Members shall be Members holding a majority of the outstanding Class A Common Units. In the absence of a quorum, Members holding a majority of the Class A Common Units so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice.

8.7    Manner of Acting. If an applicable quorum is present, the vote of Members holding not less than a majority of the outstanding Class A Common Units shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, the Certificate, or this Agreement. For the avoidance of doubt, except as required by applicable law, the holders of Class B Common Units shall have no voting rights by virtue of holding Class B Common Units. Any meeting of the Members may be held by conference telephone or similar communication equipment so long as all Members participating in the meeting can hear one another, and all Members participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting. For purposes of clarity, unless the vote, consent or approval of the Members is required by the terms of this Agreement or by the Act, the Members shall not have any right, power and authority to take or approve any action or other matter on behalf of the Company.

8.8    Proxies. Any Member may vote in person or by a proxy executed by such Member or by a duly authorized attorney-in fact of such Member. Every proxy must be signed by the Member or his or its attorney-in-fact. Every proxy shall be revocable at the pleasure of the Member executing it. The authority of the holder of a proxy to act shall not be revoked by the incompetence, death or bankruptcy of the Member who executed the proxy unless, before authority is exercised, written notice of an adjudication of such incompetence, death or bankruptcy is received by the Managing Member.

8.9    Action by Members without a Meeting. Whenever the Members are required or permitted to take any action by vote, such action may be taken or authorized without a meeting, without prior notice and without a vote, if a consent or consents in writing or by Electronic Transmission, setting forth the action so taken shall be signed by the Members representing not less than the minimum number of Class A Common Units that would be necessary to take or authorize such actions at a meeting of the Members in which all Members holding Class A Common Units entitled to vote thereon were present and such consent or consents are filed with the minutes of proceedings of the Members. Every written consent shall bear the date of signature of each Member who signs the consent.

8.10    Waiver of Notice. Notice of a meeting need not be given to any Member who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Member at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting that the meeting was not lawfully called or convened, shall constitute a waiver of notice by him or her.

8.11    Application to a Class of Members. The rules set forth in this Article VIII that apply to all Members shall apply equally to meetings of or actions by any class of Members.

8.12    Waiver of Fiduciary Duties. To the fullest extent permitted by law, no Member, in his, her or its capacity as a Member, shall have any duties or liabilities, including fiduciary duties, to the Company, any other Member or any other Persons bound by this Agreement and all such duties or liabilities are hereby irrevocably disclaimed and eliminated. The provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of a Member otherwise existing at law or in equity, are agreed by the Members to replace any such other duties or liabilities of a Member.

ARTICLE IX

EQUITY HOLDER RIGHTS AND RESTRICTIONS ON TRANSFER

9.1	Preemptive Rights.

(a)    Each Class A Member and the Minority Member (each, a “Preemptive Rights Member”) shall have the right of first refusal to purchase up to its proportionate number of any New Securities (as defined below) that the Company may, from time to time, propose to issue and sell after the date hereof, together with rights of overallotment such that, if any Preemptive Rights Member fails to exercise its rights hereunder to purchase its proportionate number of New Securities to the fullest extent permitted hereby, the other Preemptive Rights Members may purchase their proportionate number (determined with reference only to those Preemptive Rights Member exercising overallotment rights), or any lesser number, of New Securities that the Preemptive Rights Members have elected not to purchase. For purposes of this Section 9.1, each Preemptive Rights Member’s “proportionate number” means the product of (i) the number of New Securities proposed to be issued and (ii) a percentage determined by dividing (x) the number of Common Units held by such Preemptive Rights Member, by (y) the total number of Units held by all Preemptive Rights Member exercising their rights hereunder (or, in the case of the exercise of overallotment rights, all Class A Members exercising such overallotment rights).

(b)    As used in this Section 9.1, the term “New Securities” shall mean (i) any Membership Interests in the Company, including, without limitation, Common Units, (ii) any rights, options or warrants to purchase any such interests or to purchase any securities of any type whatsoever that are, or may become, convertible into or exercisable for any such interests, (i)    any securities of any type whatsoever that are, or may become, convertible into or exercisable for any such interests; provided, however, that “New Securities” shall not include (A)    securities issued pursuant to the acquisition of another entity (other than an Affiliate of the Company) by the Company by merger, purchase of substantially all of such other entity’s assets (or the assets of any operating division of such entity), or by other reorganization whereby the Company ends up owning, directly or indirectly, greater than 50% of the voting power of such entity, (B) securities issued as additional yield in connection with incurring indebtedness for borrowed money; provided such securities shall not in total exceed 10% of the outstanding Membership Interests, (C) any securities within the meaning of clause (ii) of this Section 9.1(b) that are issued in connection with a Plan (including, for the avoidance of doubt, upon conversion or exchange of any such Unit or other security issued pursuant to a Plan), or (D) issuances of Class B Common Units to officers, employees or consultants to the Company and its subsidiaries-as part of such employees or consultants compensation arrangements.

(c)    In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preemptive Rights Member written notice of its intention to do so at least 30 days prior to such issuance, describing the New Securities and the price and terms upon which the Company proposes to issue the same (the “Original Notice”). Each Preemptive Rights Member may purchase such number of New Securities up to such Preemptive Rights Member’s proportionate number of such New Securities (the “Full Amount”) for the price and upon the terms specified in the Original Notice by giving written notice to the Company no later than 20 days after the date of receiving the Original Notice (the “Notice Date”) identifying the number of New Securities (up to the Full Amount) to be purchased. If any Preemptive Rights Member fails to deliver a written notice electing to purchase such Preemptive Rights Member’s Full Amount by such Notice Date, the Company will give all other Preemptive Rights Members a written notice identifying such additional New Securities as are available for purchase, and the right of overallotment (as described in Section 9.1(a) above) may be exercised by all Preemptive Rights Members that elected to purchase their Full Amount within 10 days after receipt of such notice.

(d)    In the event the Preemptive Rights Members fail to exercise such preemptive right in full within said 20-day period or 10-day period, as the case may be, the Company shall have 120 days thereafter to sell the New Securities as to which the Preemptive Rights Members’ rights were not exercised, at a price and upon terms no more favorable to the purchasers thereof than those specified in the Original Notice. In the event the Company has not sold such New Securities within said 120-day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Preemptive Rights Members in the manner provided above.

(e)    Notwithstanding any other provision of this Agreement, from the Effective Date until the date that the Company has cumulatively raised or expended a minimum of five million U.S. dollars ($5,000,000 USD) (the “Dilution Protection Cap”) by either (i) the closing of one or a series of equity financing transactions (a “Qualified Financing”), or (ii) direct funding by the Company of the development or commercialization of Licensed Products (as defined in the License Agreement), the Company will issue to the Minority Member, from time to time and at no additional consideration, such additional number of Class B Common Units as will cause the Minority Member to continue to hold, in the aggregate, five percent (5%) of the Fully Diluted Capitalization, assuming the exercise, conversion and exchange of all outstanding securities of Company for or into Units.

9.2	Right of First Refusal

(a)    Except for Transfers permitted by Sections 9.3 and 9.5(b), if a Member desires to Transfer any Common Units or other securities convertible into or exercisable for Common Units (the securities subject to the Transfer, collectively, the “Offered Securities”), such Member (the “Selling Member”) will first obtain in writing an offer (a “Proposed Offer”) from a potential transferee other than an Affiliate of such Selling Member (the “Proposed Purchaser”) to purchase such Offered Securities. In the event that the Selling Member proposes to accept such Proposed Offer, the Selling Member may not sell any of such Offered Securities unless the Selling Member has first complied with the applicable provisions of this Article IX. The Selling Member will give written notice (the “First Refusal Notice”) to each non-selling Class A Member (collectively, the “Non-Selling Members”), stating the purchase price to be paid by the Proposed Purchaser, the payment terms, the number and type of Offered Securities, and other material terms and conditions upon which such Offered Securities are to be sold to the Proposed Purchaser, and making an offer to sell such Offered Securities first to the Non-Selling Members (as hereinafter defined) pursuant to the terms and conditions of this Section, at the price and on the other terms described in the First Refusal Notice. The date upon which the First Refusal Notice is given to the Non-Selling Members is called the “First Refusal Notice Date.”

(b)    Each Non-Selling Member may elect to purchase the Offered Securities by giving written notice thereof (the “Members’ Acceptance Notices”) to the Selling Member and the Company within 20 days after the First Refusal Notice Date setting forth the maximum number of Offered Securities such Non-Selling Member is willing to purchase. In the event that the Members’ Acceptance Notices in the aggregate contain offers to purchase more than the number of Offered Securities available, the Non-Selling Members shall be entitled to purchase such Offered Securities pro rata among themselves on the basis of the number of Common Units held by each such Non-Selling Member. In the event the Proposed Offer has been accepted in its entirety by the Non-Selling Members, the Selling Member shall sell the Offered Securities to the Non-Selling Members on the terms and conditions set forth in the First Refusal Notice and the closing shall take place 40 days after the First Refusal Notice Date, unless a later date is agreed to by the parties.

(c)    In the event the Proposed Offer has not been accepted in its entirety by the Non-Selling Members, the Selling Member shall not be obligated to sell any Offered Securities to the Non-Selling Members, and the Selling Member may, within 120 days after the First Refusal Notice Date, sell the Offered Securities to the Proposed Purchaser on terms no more favorable to the Proposed Purchaser than those stated in the First Refusal Notice. If such sale has not been completed within such 120-day period, such sale may not be carried out without complying again with the provisions of this Section. The Proposed Purchaser shall be required to sign a joinder to this Agreement and the Offered Securities transferred to the Proposed Purchaser shall remain subject to this Agreement.

(d)    Notwithstanding anything to the contrary herein, the Class B Members shall not be entitled to the rights set forth in this Section 9.2 with respect to the Class B Common Units that such Class B Members own.

9.3	Co-Sale Rights.

(a)    In the event that after complying with the terms of Section 9.2, a Member desires to sell the Offered Securities, then except for transfers permitted under Section 9.5(b), such Selling Member’s right to accept any offer shall be conditioned upon all the Non-Selling Members being offered the right to sell to the Proposed Purchaser their “proportionate number” of the Common Units in lieu of the Selling Member selling that proportionate number of the Offered Securities to the Proposed Purchaser. Each Non-Selling Member’s “proportionate number” of the Common Units shall be determined by multiplying the Common Units represented by the Offered Securities by a fraction, (x) the numerator of which is the number of Common Units held by such Non-Selling Member and (y) the denominator of which is the total number of Common Units. The Common Units to be purchased from the Non-Selling Members pursuant to this Section 9.3 shall be paid and contracted for in proportion to the amount that would be distributed with respect to the Common Units if the amounts to be paid by the Proposed Purchaser had been received by the Company and distributed in accordance with Section 5.2 (including taking into account all amounts paid to the Selling Member and its Affiliates in the transaction by the Proposed Purchaser and its Affiliates), with the same form of consideration and otherwise upon the same terms and conditions as the sale by the Selling Member(s) of the Offered Securities to the Proposed Purchaser.

(b)    The Selling Member shall, not less than 30 days prior to each sale of Offered Securities to a Proposed Purchaser (a “Proposed Transfer”) it intends to effect, notify all Non-Selling Members in writing of such Proposed Transfer (the “Participation Notice”). Such Participation Notice shall set forth: (i) the number and type of Offered Securities; (ii) the name(s) and address(es) of the Proposed Purchaser(s); (iii) the proposed amount and all forms of consideration and terms and conditions of payment offered by such Proposed Purchaser, including the proposed date for the closing of the Proposed Transfer, which date must be at least 30 days after the date of the Transaction Notice (the “Scheduled Closing”); (iv) copies of the transaction documents for the Proposed Transfer, and (v) that the Proposed Purchaser has been informed of the co-sale rights of the Non-Selling Members and that the Proposed Purchaser has agreed to purchase the Offered Securities in accordance with the terms hereof.

(c)    The co-sale rights described in this Section 9.3 may be exercised by the Non-Selling Members’ delivery of a written notice to the Selling Member (the “Exercise Notice”) at least ten days prior to the Scheduled Closing. Such notice shall state the number of Common Units the Non-Selling Members elect to include in such sale to the Proposed Purchaser. If a Non-Selling Member fails to timely provide an Exercise Notice, such failure shall be regarded as an election by such Non-Selling Member not to participate in the Proposed Transfer. In addition, if a Non-Selling Member fails to elect to sell its full “proportionate amount,” the amount such Non-Selling Member fails to sell may be sold by the Selling Member to the Proposed Purchaser.

(d)    In the event that any Non-Selling Member exercises its co-sale rights pursuant to this Section 9.3 and the Proposed Purchaser is not willing to purchase Common Units from the Non-Selling Member on the same terms and conditions as specified in the Participation Notice, then the Selling Member shall not be permitted to sell any Common Units to the Proposed Purchaser pursuant to the Proposed Transfer.

(e)    In the event that a Non-Selling Member exercises its co-sale rights pursuant to this Section 9.3, the Non-Selling Member shall not be required to undertake any agreement or obligation or to make any representation or warranty, except for the following: (i) the Non-Selling Member may be required to make representations and warranties with respect to such Member and Member’s title to and ownership of Common Units; and (ii) the Non-Selling Member shall only be obligated to provide indemnification on a pro rata indemnification described below. With respect to any obligation that relates solely to a particular Non-Selling Member, such as indemnification with respect to representations or warranties given by the Non- Selling Member, only such Non-Selling Member or member shall be liable. Each Non-Selling Member shall be obligated to join on a pro rata basis (based on the consideration to be received by the Non-Selling Member and the Selling Member in the transaction) in any indemnification that the Members collectively are required to provide in connection with the transaction; provided that the Non-Selling Member and the Selling Member will (1) each use their commercially reasonable efforts to obtain several and not joint liability among them and (2) in the event such efforts fails, enter into a contribution agreement among themselves with respect to joint and several liability among them. In no event shall a Non-Selling Member be obligated in connection with any indemnification obligation relating to a transaction set forth in this Section  9.3    in an amount in excess of the consideration actually received by such Member in connection with the sale of Common Units, pursuant to the co-sale rights described in this Section 9.3.

(f)    Notwithstanding anything to the contrary herein, the Class B Members shall not be entitled to the rights set forth in this Section 9.3 with respect to the Class B Common Units that such Class B Members own,

9.4	Drag-Along Rights.

(a)    In the event that the Majority Member desires to consummate a Sale Transaction (an “Approved Sale”), the Majority Member shall provide written notice thereof to the Company and to all other Members, which notice shall describe the proposed Sale Transaction and specify that rights are exercisable pursuant to this Section 9.4, whereupon each Member will participate in, vote for (if applicable), consent to and raise no objections against, such Approved Sale, as more particularly set forth in this Section 9.4(a). Without limiting the generality of the foregoing, each Member hereby agrees that at any meeting or vote of the Members, however called, where an Approved Sale is being considered, it will vote all Common Units entitled to vote thereon that are beneficially and/or of record owned by it in favor of such Approved Sale and any actions required in furtherance thereof and against any actions other than in furtherance of the contemplated Approved Sale or any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the contemplated Approved Sale. The Approved Sale shall require that the aggregate consideration in the Approved Sale (taking into account all amounts paid to the Managing Member and their Affiliates), be apportioned between the Common Units being sold based on the amounts that would be distributed with respect to the Common Units if the aggregate consideration in the Approved Sale had been received by the Company and distributed in accordance with Section 5.2 and each Member selling Common Units be entitled to receive the same consideration form, payment terms, and security.

(b)    If the Approved Sale is structured as a merger (including one where the Company is the surviving limited liability company) or consolidation, each Member will in addition to voting in favor of the Approved Sale, waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation and will not otherwise exercise any such right. If such Approved Sale is structured as a Transfer of Units or equity securities of the Company, each Member will agree to sell all of its Units on the terms and conditions of the Approved Sale; provided that if an Approved Sale involves a Transfer of less than all of the then outstanding Common Units, each Member will participate in such Transfer on a pro rata basis (based on the number of Common Units held by each such Member). A Transfer made pursuant to an Approved Sale shall not be subject to the right of first refusal set forth in Section 9.2 or the co-sale rights set forth in Section 9.3.

(c)    In connection with an Approved Sale, no Member shall be required to undertake any agreement or obligation or to make any representation or warranty, except for the following: (i) each Member shall be required to make representations and warranties with respect to such Member and such Member’s title to and ownership of Common Units; (ii) each Member shall be required to deliver such Member’s Common Units in connection with an Approved Sale and execute any documents in furtherance thereof; and (iii) each Member shall enter into and be bound by the pro rata indemnification described below. With respect to any obligation that relates solely to a particular Member, such as indemnification with respect to representations or warranties given by a Member regarding such Member’s title to and ownership of Common Units, only such Member shall be liable. Each Member shall be obligated to join on a pro rata basis (based on the consideration to be received by the Member in the Approved Sale) in any indemnification that the Members collectively are required to provide in connection with the Approved Sale; provided that the Members will (1) each use their commercially reasonable efforts to obtain several and not joint liability among them and (2) in the event such efforts fails, enter into a contribution agreement among themselves with respect to joint and several liability among them. In no event shall a Member be obligated in connection with any indemnification obligation relating to an Approved Sale in an amount in excess of the consideration received by such Member in connection with the sale of Common Units in the Approved Sale.

(d)    Each Member shall take all reasonable actions in connection with the consummation of an Approved Sale as requested by the Company, the Majority Member or the Managing Member (if the Managing Member is not also the Majority Member), which request shall be made of each Member and which actions may include continuing arrangements with the members of the Company similar to the terms of this Agreement.

(e)    The Members will bear their pro rata share (based upon the proceeds to be received by the Members) of the costs of any sale of Common Units in an Approved Sale to the extent that such costs are incurred generally for the benefit of all Members, and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 9.4(e), costs incurred in exercising reasonable efforts in furtherance of the consummation of an Approved Sale shall be deemed to be for the benefit of all Members. Costs incurred by Members on their own behalf will not be considered costs of an Approved Sale.

9.5	Additional Restrictions on Transfers and Permitted Transfers.

(a)    Notwithstanding anything to the contrary contained herein, the holders of Common Units agree not to Transfer any Common Units except in accordance with the terms of this Agreement, in connection with a Sale Transaction or a Transfer permitted under Section 9.5(b)(ii) or (iii). For the avoidance of doubt: (i) any Transfer of Common Units that constitutes a Transfer permitted under Section 9.5(b) shall not be subject to the terms of Sections 9.2, 9.3, and 9.4; and (ii) any Transfer of Common Units that does not constitute a Transfer described in Section 9.5(b) shall be subject to Sections 9.2, 9.3, and 9.4, but only to the extent the terms thereof are applicable to such Transfer.

(b)    Notwithstanding anything herein to the contrary, but subject to Section 9.7, the Members may Transfer Common Units (i) free of the restrictions contained in Sections 9.2 and 9.3 in a registered public offering or to the public pursuant to Rule 144 of the Securities Act (“Rule 144”); (ii) to an entity that is an Affiliate of such Member, including a corporation, trust, limited liability company or partnership (but only so long as the transferring Member remains in control of such Assignee or the Transfer is made by an individual Member to an Affiliate for estate planning purposes and the transferring Member’s control of the Affiliate later lapses due to his or her death or disability), provided that any such Affiliate first agrees in writing to be bound by the terms of this Agreement to the same extent as such transferring Member; (iii) upon the death of the Member, if such Member is an individual (or the death of a former Member who has transferred Common Units to an Affiliate described in clause (ii) for estate planning purposes), to the deceased Member’s or former Member’s family members or a trust for their benefit; or (iv) to another Member.

(c)    Notwithstanding anything in this Agreement, without the consent of the Majority Member, no Transfer of Common Units shall be permitted or acknowledged if such Transfer would cause the Company (i) to terminate within the meaning of Section 708(b)(1)(B) of the Code, or (ii) to be classified as a publicly traded partnership within the meaning of Section 7704 of the Code.

(d)    Notwithstanding anything to the contrary that may be contained herein, the holders of the Class B Common Units agree not to Transfer any Class B Common Units except in connection with a Sale Transaction or except as otherwise provided in the applicable Class B Unit Award Agreement or in accordance with a Plan.

(e)    Notwithstanding any other provision to the contrary that may be contained in this Agreement, except pursuant to a Sale Transaction or with the prior written consent of the Managing Member, under no circumstance shall any Member Transfer to a Competitor any of its Units in the Company or any beneficial interest therein held, beneficially or otherwise, by such Member.

9.6    Termination. The provisions of Sections 9.1, 9.2, 9.3, 9.4 and 9.5 of this Agreement shall terminate and be of no further force and effect upon the closing of a Qualified Public Offering.

9.7	Transfers by Members and Assignees.

(a)    In addition to the requirements set forth elsewhere in this Article IX, no Transfer by a Member or Assignee of all or part of its Membership Interest, by operation of law or otherwise, whether or not for value, shall be effective unless:

(i)    Such Transfer is made in form reasonably satisfactory to the Managing Member; and

(ii)    The assignor, assignee, and (if necessary) other Members have executed all such certificates and other documents and performed all such acts as the Managing Member deems reasonably necessary to effect a valid transfer and to preserve the rights, status and existence of the Company.

(b)    If a Member Transfers its entire interest in the Company, such Member shall, upon the effective date of such Transfer, cease to be a Member for all purposes but shall not be relieved of any obligations it may have had before the date of such Transfer under this Agreement unless and until the Assignee of such interest becomes a Member (a “Substitute Member”). The Company shall, after the effective date of any Transfer under this Section 9.7, pay all distributions on account of the interest so assigned to the Assignee.

(c)    No Assignee shall have the right to become a Substitute Member unless and until the Managing Member has consented thereto (such consent not to be unreasonably withheld) and (if reasonably deemed necessary by the Managing Member) an amended Certificate has been duly executed and recorded in the appropriate public offices; provided, that Assignees of Units in Transfers permitted under Section 9.5(b) shall automatically be admitted as Substitute Members with respect to the Units in question. An Assignee shall only have the right to an allocation of Net Profits and Net Losses and to receive distributions under this Agreement and shall have no voting or other management rights or equity participation rights, such rights being reserved exclusively for Members.

ARTICLE X

DISSOLUTION AND TERMINATION

10.1    Dissolution of Company. The Company will dissolve and its assets and business will be wound up upon the first to occur of the following events:

(a)    Expiration of the term of the Company;

(b)    Unless otherwise required by the Act, the vote or prior written approval of the Majority Member;

(c)    The sale, exchange, involuntary conversion or other disposition or Transfer of all or substantially all of the assets of the Company;

(d)    The occurrence of an event which makes it unlawful for the Company business to be continued under the Act or otherwise;

(e)    Any other event which, under the Act, requires the dissolution of the Company and the winding up of its business and affairs; or

(f)     The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Dissolution of the Company shall be effective on the date on which the event occurs giving rise to the dissolution. Notwithstanding the dissolution of the Company, the business of the Company and the affairs of the Members as such shall continue to be governed by this Agreement until the completion of the winding up of the Company and the filing of a Certificate of Dissolution.

10.2    Liquidation and Distribution. Following the occurrence of an event described in Section 10.1, the Managing Member shall act as liquidating trustee and wind up the affairs of the Company in the following manner:

(a)    The liquidating trustee shall use its best efforts to sell all of the Company’s assets in an orderly manner (so as to avoid the loss normally associated with forced sales).

(b)    The liquidating trustee shall apply and distribute the proceeds of all such sales, together with other funds which the liquidating trustee was unable to dispose of in accordance with paragraph (a), in the following order of priority: (i) First, to the payment of all debts and liabilities of the Company (including debts and liabilities owed to Members); (ii) Second, to payment of the expenses of liquidation of the Company in the order of priority provided by law; (iii) Third, to the establishment of any reserves reasonably necessary to provide for any contingent Company liabilities and obligations (such reserves to be paid over to a bank or trust company, as escrow agent, to be held by such escrow agent for the purpose of disbursing such reserves in payment of any such contingent liability or obligation and to pay over the balance thereafter remaining for distribution in the manner set forth in clause (iv) hereof); and (ii)    Fourth, to the Members in accordance with Section 5.2 (such distribution pursuant to (iv) is referred to as the “Final Distribution”), subject to the following:

(i)    Immediately prior to the Final Distribution, the Capital Account balances of the Members shall be adjusted, taking into account all Capital Contributions, distributions (other than the Final Distribution), and items of Net Profit and Net Loss (including any allocable items of gross income, gain, loss, and expense includible in the computation of Net Profit and Net Loss) for the taxable year of the Company in which such liquidation occurs and in which the Final Distribution is distributable, such that the Capital Account of each Member immediately prior to the Final Distribution equals (to the fullest extent possible) the distribution to be received by such Member pursuant to the Final Distribution.

(ii)    Notwithstanding anything to the contrary in this Agreement, if after the Capital Account adjustments described in Section 10.2(b)(i), the Capital Accounts of the Members are not equal to their respective shares of the Final Distribution, the Company shall treat for tax purposes an amount equal to the difference, if positive, between the respective shares of the Final Distribution and Members individual Capital Accounts as a guaranteed payment (as determined under Section 707(c) of the Code); any expense associated with such guaranteed payment shall be specially allocated to the Members the Capital Accounts of which exceed their respective shares of the Final Distribution in proportion to their respective shares of such excess.

10.3    Termination. Each of the Members will be furnished with a statement prepared by the Accountants, which will set forth the assets and liabilities of the Company as of the date of the Final Distribution of Company Assets under Section 10.2 and the Net Profit or Net Loss and other items allocable under Article IV of this Agreement for the period ending on such date. Upon compliance with the distribution plan set forth in Section 10.2, the Members will cease to be such, and the liquidating trustee will cause the cancellation of the Certificate in the State of Delaware, whereupon the Company will terminate.

10.4    Conversion to Corporate Form. In the event that the Majority Member shall determine that it is desirable or helpful for the business of the Company to be conducted in a corporate rather than in a limited liability company form, the Majority Member shall have the power to incorporate the Company as a corporation taxable under Subchapter C (or, if legally permissible, S) of the Code (the “Corporation”), through a merger, reorganization, or other transaction (an “Incorporation”) or take such other action as it may deem advisable in light of such changed conditions, including, without limitation, dissolving the Company, creating one or more subsidiaries of the newly formed corporation and transferring to such subsidiaries any or all of the assets of the Company. In such event, each Member shall, and shall (to the extent it has the power to) cause its Affiliates and equity holders to, take such actions as may be reasonably requested by the Majority Member to effect such Incorporation, including, without limitation, to contribute to the Corporation the Units or approve any merger between the Company and the Corporation. Any money or Property received by the Company as part of such Incorporation and/or in an initial public offering of the Company’s securities shall be distributed in accordance with Section 5.2 for all purposes of this Agreement. At the time of the Incorporation, the Members shall enter into a stockholders agreement providing for (a) all of the rights, obligations, and restrictions applicable to holders of Units under this Agreement, including, without limitation, the rights and obligations under Article IX and Article X hereof; provided that the restrictions on transfer set forth in Sections 9.2, 9.3 and 9.5 hereof shall not apply to sales in broadly disseminated public offerings or sales in accordance with Rule 144 under the Securities Act, and (b) such other rights, duties and obligations as shall be comparable to the those set forth herein. Prior to the Incorporation, the Majority Member shall submit to the Members the proposed forms of a certificate or articles of incorporation, by-laws, stockholders’ agreement (which shall be in such form and substance as set forth in the immediately preceding sentence) and any other governing documents proposed to be established for such corporation and its subsidiaries, if any.

ARTICLE XI

PROPRIETARY INFORMATION

11.1    Proprietary Information. Each Member recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Company and its Affiliates. As a result, both during the existence of the Company and thereafter, no Member shall, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for its own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential and proprietary business and technical information or trade secrets of the Company or its Affiliates (“Proprietary Information”) revealed, obtained or developed by such Member; provided, however, that Proprietary Information may be disclosed (a) to each Member’s directors, partners, members, shareholders, officers, employees, advisors, auditors, regulators, financing sources, potential acquirers or representatives or those of its Affiliates (provided that (i) such directors, partners, members, shareholders, officers, employees, advisors, auditors, regulators, financing sources, potential acquirers or representatives are informed by such Member of the confidential nature of such information and shall be directed by the Member to keep such information confidential in accordance with the contents of this Agreement; and (ii) such Member will be liable for any breaches of this Section 11.1 by any of its directors, partners, members, officers, employees, advisors, auditors, regulators, financing sources, potential acquirers or representatives or those of its Affiliates); or (b) in any legal proceeding brought by a Member in pursuit of such Member’s rights or in the exercise of such Member’s remedies hereunder. The confidentiality obligations of this Section 11.1 do not apply to, and the term “Proprietary Information” shall not include, any information, knowledge or data (x) which is publicly available or becomes publicly available through no act or omission of the Members or any of their directors, partners, members, shareholders, officers, employees, advisors, auditors, regulators, financing sources or representatives, or (y) to the extent that it is required to be disclosed by any applicable law, regulation or administrative or legal process or by the rules of any stock exchange, regulatory body or governmental entity.

11.2    Ownership. All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company and/or its Affiliates, as applicable. No Member shall remove from the Company’s or any of its Affiliates’ offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company or its Affiliates, as applicable, unless necessary or appropriate in accordance with the duties and responsibilities of such Member and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after it shall have served its specific purpose. No Member shall make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of its duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which such Member may have access or with which for any reason such Member may become familiar, except as disclosure shall be necessary in the performance of its duties hereunder.

11.3    Injunctive Relief. Each Member acknowledges that disclosure, distribution or use of the Proprietary Information of the Company and/or its Affiliates, as applicable, contrary to the terms of this Agreement may cause irreparable harm to the Company and its Affiliates for which damages at law may not be an adequate remedy, and each Member agrees that the Company and its Affiliates have the right to seek injunctive relief by a court of competent jurisdiction. Notwithstanding, but not in limitation of the foregoing, each Member shall be responsible to the Company and its Affiliates for any damages arising from the breach of any of such Member’s covenants and obligations to be observed or performed under this Agreement by such Member or any of its directors, partners, members, shareholders, officers, employees, advisors, auditors, regulators, financing sources, potential acquirers or representatives or those of its Affiliates.

11.4    Termination. Notwithstanding any other provision of this Agreement, the provisions of this Article XII shall survive the termination this Agreement for one year.

ARTICLE XII

MISCELLANEOUS

12.1    Further Assurances. Each Member hereby agrees that, promptly upon the reasonable request of any other Member, it will do, execute, acknowledge, deliver, record, file, and register any and all such further acts, agreements, notices, certificates, assurances, and other instruments as any other Member may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement.

12.2	Amendments.

(a)    Except as otherwise provided in this Agreement (including in Sections 3.1(e), 3.1(i) Section 4.6(e)), any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the affirmative vote or written consent of the Class A Members holding a majority of the Class A Common Units then outstanding. Any amendment or waiver effected in accordance with this Section 12.2 shall be binding upon each Member of the Company, whether or not such Member has consented to such amendment or waiver.

(b)    Notwithstanding the foregoing, (i) the Managing Member shall have the right to amend Exhibit A as and when needed to accurately reflect the information to be set forth on such Exhibit A, and (ii) no provision of this Agreement may be amended, waived or modified by the vote or consent of the Class A Members unless such amendment, waiver or modification affects all of the Members of the Class of Units equally.

(c)    In making any amendment, there shall be prepared and filed for recordation by the Member such documents and certificates as shall be required to be prepared and filed under the Act and under the laws of the other jurisdictions under the laws of which the Company is then formed or otherwise required to make such filing.

12.3    Units Governed by Article 8 of UCC. The Parties intend that all of the Units shall be deemed to be and hereby are, for all purposes, securities governed by Article 8 of the Delaware Uniform Commercial Code.

12.4    Notices and Addresses. All notices required to be given under this Agreement shall be in writing and may be delivered by certified or registered mail, postage prepaid, by hand, by facsimile, or by any nationally recognized private courier. Such notices shall be mailed or delivered to the Members at the addresses set forth after the signature of such Members or such other address as a Member may notify the other Members of in writing. Any notices to be sent to the Company shall be delivered to the principal place of business of the Company or at such other address as the Member may specify in a notice sent to all of the Members. Notices shall be effective (a) if mailed, on the date three days after the date of mailing, (b) if hand delivered or delivered by private courier, on the date of delivery, or (c) if transmitted by facsimile, on the date of transmission.

12.5    Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor (other than a Member who is a creditor) or other Person (other than a Member or an officer of the Company in his or her capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members, and no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Company or any Member. Notwithstanding the foregoing, each Indemnified Person that is not a party to this Agreement shall be deemed to be an express third party beneficiary of this Agreement for all purposes relating to such Person’s indemnification and exculpation rights hereunder.

12.6    Governing Law. The validity and effectiveness of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to the provisions, policies or principles of any state law relating to choice or conflict of laws.

12.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members, Assignees, and their respective legal representatives and successors.

12.8    Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile signature, each of which may bear the signatures of less than all the parties, but all of which together shall constitute one instrument.

12.9    Entire Agreement; Severability. This Agreement, together with the Exhibits hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and no party hereto shall be bound by any communications between them on the subject matter of this Agreement unless in writing and bearing a date contemporaneous with or subsequent to the date of this Agreement. The parties agree that if any term or provision of this Agreement contravenes or is invalid under any federal, state or local law, court decision, rule, ordinance or regulation, this Agreement shall, as to the jurisdiction under which such legal authority is promulgated or rendered, be construed as if it did not contain the offending term or provision, and the remaining provisions of this Agreement shall not be affected thereby; provided, however, that if the removal of such offending term or provision materially alters the burdens or benefits of any of the parties under this Agreement, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to insure the burdens and benefits of each party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated and expected.

12.10    Captions. The captions are inserted for convenience of reference only and shall not affect the construction of this Agreement.

12.11    Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

12.12    Partition Action. Each party hereto irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Company.

12.13    Waiver. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

12.14    Securities Law Provisions. The Membership Interests have not been registered under the Federal or state securities laws of any state and, therefore, may not be resold unless appropriate Federal and state securities laws, as well as the provisions of this Agreement, have been complied with.

12.15    Consents and Approval. Whenever under this Agreement the consent or approval of any Member is required or permitted, such consent must be evidenced by a written consent signed by such Member.

12.16    Remedies Not Exclusive. Unless otherwise provided in this Agreement, any remedy contained in this Agreement for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

12.17    No Presumption against Drafter. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or if a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.18    No Partnership Intended. The Members intend that the Company shall be classified and treated as a partnership for federal, state and local income tax purposes only and that no provision of this Agreement shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or to constitute any Member a partner or joint venturer of or with any other Member for purposes of Section 303 of the federal Bankruptcy Code or any other purpose. No Member shall take any action inconsistent with the intent of the parties set forth in this Section.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement as of the date first above written.

THE COMPANY:

RUMPUS VEDS LLC

By:    Name: Christopher Brooke

Title: President

MEMBERS:

RUMPUS VASCULAR, LLC

By:    Name: Christopher Brooke

Title: President

JOHNS HOPKINS UNIVERSITY

By:

Name:   Steven L. Kousouris

Title:     Executive Director - JHTV

[Signature Page to LLC Operating Agreement of Rumpus VEDS LLC]

Exhibit A

Capital Accounts, Capital Contributions and Units

Member	Class A Common Units	Class B Common Units
Rumpus Vascular, LLC	4,750	-
Johns Hopkins University Hopkins University	-	250

A-1